OFFICE BUILDING
LEASE AGREEMENT

between

KOURY CORPORATION
Landlord

and

GUERRILLA RF, INC.
Tenant

For Premises Located at:

2000 Pisgah Church Road

TABLE OF CONTENTS

Lease between KOURY CORPORATION, Landlord and
GUERRILLA RF, INC. Tenant

OFFICE BUILDING LEASE

This Lease made and entered into as of the 15th day of July, 2021, by and between KOURY CORPORATION, a North Carolina limited partnership ("Landlord"), and GUERRILLA RF, INC. a Delaware Corporation ("Tenant").

ARTICLE I
REFERENCE PROVISIONS, PROPERTY, LEASED PREMISES AND TERM

SECTION 1.1 REFERENCE PROVISIONS

(a) LEASED PREMISES – that certain office building located at 2000 Pisgah Church Road, Greensboro, County of Guilford, State of North Carolina, as further designated on **EXHIBIT "A"** annexed hereto and made a part hereof. The office building defined herein as the "Leased Premises" is also sometime referred herein as the "Building". The Building, together with the walkways, driveways, parking areas, landscaped areas and other appurtenances thereto, and the land upon which same are situated, are hereinafter sometimes collectively referred to as the "Property".

(b) TERM - shall be for a period of ten (10) years and two (2) months (which may hereinafter be referred to as the "Primary Term" or the "primary term") commencing as provided in Section 1.2. If the Term commences on a day other than the first day of the month, then the primary term shall be extended by the number of days remaining in such fractional month.

(c) MINIMUM ANNUAL RENT - Tenant shall pay as Minimum Annual Rent in equal monthly installments an amount as follows (based on the "Square Footage Calculation" metrics herein after described):

	PSF Rent		Annual Rent		Monthly Installment	
Months 1-2	FREE		RENT		PERIOD	
Year One	$	18.63	$	931,500.00	$	77,625.00
Year Two	$	19.00	$	950,130.00	$	79,177.50
Year Three	$	19.38	$	969,132.60	$	80,761.05
Year Four	$	19.77	$	988,515.25	$	82,376.27
Year Five	$	20.17	$	1,008,285.56	$	84,023.80
Year Six	$	20.57	$	1,028,451.27	$	85,704.27
Year Seven	$	20.98	$	1,049,020.29	$	87,418.36
Year Eight	$	21.40	$	1,070,000.70	$	89,166.72
Year Nine	$	21.83	$	1,091,400.71	$	90,950.06
Year Ten	$	22.26	$	1,113,228.73	$	92,769.06

(d) (INTENTIONALLY DELETED)

(e) USE – Business headquarters, general office and laboratory use and for no other purpose whatsoever without Landlord's prior written consent which shall not be unreasonably withheld, conditioned, delayed or denied.

(f) SQUARE FOOTAGE CALCULATION - The "leasable area" of the Leased Premises is agreed to by Landlord and Tenant to be 50,000 square feet solely for the purposes of calculating Minimum Annual Rent and other amounts due by Tenant to Landlord under this Lease Agreement; provided, however, that Landlord and Tenant acknowledge that the total square footage of the Building (all of which is being leased herein) is actually greater than 50,000 square feet..

(g) SECURITY DEPOSIT – None.

(h) NOTICE ADDRESS -

TO TENANT:

GUERRILLA RF, INC.
2000 Pisgah Church Road
Greensboro, NC 27455

Attn: Ryan Pratt
rpratt@guerrilla-rf.com

with a copy:

Brooks Pierce
2000 Renaissance Plaza
230 N. Elm Street
Greensboro, NC 27401
Attn: John Cross and David Sar
jcross@brookspierce.com
dsar@brookspierce.com

TO LANDLORD:

KOURY CORPORATION
2275 Vanstory St., Suite 200
Greensboro, NC 27403

Attn: Sr. Vice President, Commercial Properties
mlongmore@kourycorp.com

AND:

KOURY CORPORATION
2275 Vanstory St., Suite 200
Greensboro, NC 27407

Attn: General Counsel
dheberle@kourycorp.com

[END OF PAGE]

SECTION 1.2 LEASED PREMISES AND COMMENCEMENT DATE. Landlord hereby leases to Tenant, and Tenant rents from Landlord, the Building ("Leased Premises" or "Premises"), now existing or hereafter to be constructed, described in Section 1.1 (a) and shown in **EXHIBIT "A"** hereto. The Term as described in Section 1.1(b) shall commence on the day Landlord tenders possession of the Leased Premises to Tenant (the "Commencement Date") with all Tenant Improvement and Building Improvements as defined in **EXHIBIT "B"** attached hereto and incorporated herein by reference substantially complete. Provided that such entry does not interfere with Landlord's construction work upon the Property, in preparing the Leased Premises for Tenant's occupancy, Tenant, its agents, employees, and contractors, shall have the right to enter the Leased Premises prior to the tender of possession for the purpose of obtaining information and installing communications or similar equipment required in connection with Tenant's prospective occupancy thereof. Any access by Tenant to the Leased Premises prior to the Commencement Date shall be upon all of the terms, covenants and conditions of this Lease except for the payment of rent and other charges.

SECTION 1.3 ACCEPTANCE OF LEASED PREMISES. As often as may be requested by Landlord, Tenant shall promptly and without cost to Landlord execute, acknowledge and deliver to Landlord and/or Landlord's designee a written acceptance or estoppel certificate with respect to the Leased Premises in form and substance reasonably acceptable to Landlord.

SECTION 1.4 QUIET ENJOYMENT. Tenant, upon paying the rents herein reserved and performing and observing all of the other terms, covenants and conditions of this Lease on Tenant's part to be performed and observed, shall peaceably and quietly have, hold and enjoy the Leased Premises for the uses permitted hereunder during the Term, subject, nevertheless, to the terms of this Lease and to any mortgages and encumbrances, to which this Lease or the Property is or shall become subordinate, provided that the holders of such mortgages and encumbrances have executed a nondisturbance agreement in the form reasonably approved by Tenant.

ARTICLE II
RENT AND OTHER CHARGES

SECTION 2.1 ANNUAL RENTS. Tenant shall pay to Landlord, without demand therefor and without any setoff or deduction whatsoever, (i) the Minimum Annual Rent provided in Section 1.1 (c), payable in equal monthly installments, in advance, on the first day of each calendar month throughout the Term, and (ii) all other amounts of rent payable by Tenant as and when due hereunder. "Rent" herein means the Minimum Annual Rent together with all other financial obligations of Tenant under this Lease which are herein sometimes described as "additional rent". If the Term commences on a date other than the first day of the month, Tenant shall pay Landlord on the first day of the Term, a pro-rata portion of such Minimum Annual Rent, calculated on the basis of a thirty (30) day calendar month.

SECTION 2.2 TAXES. Tenant shall pay promptly when due (or make reimbursement to Landlord for) all taxes imposed upon Tenant's rent, lease and business operations,

including, without limitation, all sales taxes, use taxes, value added taxes, and taxes assessed upon all personal property of Tenant, but excluding any income taxes payable by Landlord resulting from payment or any rent payments hereunder.

SECTION 2.3 COMMON AREAS. All common areas and other common facilities (herein collectively called "common areas") surrounding the Building and shown on the Site Plan attached hereto as **EXHIBIT A-1** incorporated herein by reference and made available to Tenant by Landlord on or about the Property shall be subject to the exclusive control and management of Landlord, expressly reserving to Landlord, without limitation, the right to erect any structures, freestanding buildings, additional stories and/or other expansions to buildings, or other improvements on or within the Property, provided that the same does not materially interfere with Tenant's rights under this Lease, including rights of ingress and egress to the Building and it quiet enjoyment of the Leased Premises. Common areas (as now existing or as the same may be enlarged or reduced at any time hereafter) shall mean all areas, space, facilities, equipment, signs and special services from time to time made available by Landlord for the common and joint use and benefit of Landlord and tenants and occupants of the Property (either on an exclusive or nonexclusive basis), and their respective employees, agents, subtenants, concessionaires, licensees, customers and invitees, which may include without limitation (but shall not be deemed a representation as to their availability) sidewalks, parking areas, access roads, driveways, landscaped areas, truck serviceways, and pedestrian walkways. Landlord hereby expressly reserves the right from time to time, to construct, maintain and operate outdoor lighting and other facilities, equipment and signs on all of said common areas; to police the same; to change the area, level, location and arrangement of the parking areas (subject to the terms herein) and other facilities forming a part of said common areas; to build multi-story parking facilities; to restrict parking by tenants and other occupants of the Property and their employees, agents, subtenants, concessionaires, and licensees; to close temporarily all or any portion of the common areas for the purpose of making repairs or changes thereto; to establish, modify and enforce reasonable rules and regulations with respect to the common areas and the use to be made thereof; and to grant individual tenants and/or licensees the right to conduct business in the common areas. Landlord shall operate, manage, equip, light and maintain the common areas in such manner as Landlord may from time to time determine, and Landlord shall have the right and exclusive authority to employ and discharge all personnel with respect thereto. Tenant is hereby given a non-exclusive license to use, during the Term, the common areas of the Property provided for the use by tenants of the Building as they may now or at any time during the Term exist, provided, however, if the size, location or arrangement of such common areas or the type of facilities at any time forming a part thereof be changed or diminished, or if any such areas shall be withdrawn, Landlord shall not be subject to any liability therefor, nor shall Tenant be entitled to any compensation or diminution or abatement of rent therefor, nor shall such change or diminution of such areas be deemed a constructive or actual eviction, provided that such common areas otherwise meet the express requirements of this Lease (e.g. the parking requirements set forth in Section 2.4(f)). Landlord reserves the right to grant to third persons (or to the public in general) the nonexclusive right to cross over and use in common with Landlord and all tenants of the Property the common areas of the Property as designated from time to time by Landlord.

SECTION 2.4 SERVICES AND UTILITIES.

(a) Landlord shall equip the Building such that it has heating and air conditioning equipment for all office areas with a capacity necessary to provide a temperature condition required in accordance with government guidelines for occupancy of office space under normal business operations and consistent with Tenant's intended and permitted use.

(b) Landlord shall equip the Building with conduits for electric current for normal lighting and low-wattage office machines will be supplied through conventional wall or floor outlets. If Tenant desires to use any equipment, such as data processing equipment, laboratory equipment or other lab-specific machinery, apparatus or device which will cause the amount of electricity furnished or supplied to the Premises to exceed the amount of electricity normally furnished to an office building, Tenant may do so if not otherwise expressly prohibited by any provision of this Lease, provided however, all additional capital cost, liability, damages and capital expense on the equipment provided by Landlord servicing the Building shall be deemed part of the Tenant's Improvements and treated accordingly.

(c) Landlord shall equip the Building with access to water at those points of supply provided for non-exclusive general use of tenants in the Building drawn through fixtures installed by Landlord and/or such points of supply (if any) furnished by Landlord within the Premises for exclusive use of Tenant.

(d) Tenant shall pay all utility costs in connection with its use and operation of the Building, including costs for electricity, gas and water. Tenant shall contract directly with the provider of such utilities and pay such utilities to the providers.

(e) Tenant shall be responsible for contracting any janitorial services necessary for the upkeep of the Premises on a daily basis (Monday through Friday) consistent with Tenant's use of the Premises.

(e) Landlord shall equip the Building with passenger elevator service, which shall be maintained and serviced by Landlord such that the elevator is in good working condition and service is generally available to Tenant. Tenant shall not use, or authorize the use of, any elevator in any manner exceeding posted operating specifications or rules and regulations imposed by applicable law or other rules that have been provided by Landlord to Tenant in writing prior to the date of this Lease or which may be reasonably imposed by Landlord after the date of this Lease.

(f) Landlord shall provide in parking areas reasonably accessible to the Building such number of parking spaces on the Property as is required by applicable code provisions of the locality in which the Building is located and shall maintain at minimum a four (4) spaces per 1,000 square foot ratio with respect to parking. If Landlord reasonably designates any portion of such areas as employee parking or restricts any area(s) to the use by visitors or customers of tenants of the Property, Tenant agrees to abide by such parking regulations and to provide assistance to Landlord's enforcement of the same.

(g) Landlord shall maintain the landscaping around the Building consistent with landscaping for a Class A office building.

SECTION 2.5 TENANT'S SHARE OF ESCALATIONS. In addition to all other amounts payable by Tenant hereunder, Tenant shall also pay to Landlord as additional rent Tenant's pro-rata share of all increases in the aggregate of (a) real estate taxes applicable to the Property and the common areas which are available for use by Tenant and others and (b) all operating expenses of the Property and the common areas which are available for use by Tenant and others, including but not limited to the cost of maintaining, operating, servicing, repairing, managing, securing and insuring utilities required of Landlord under this Lease to the Property and all related machinery and equipment, but expressly excluding leasing fees, marketing expenses, tenant improvements, maintenance and repairs for tenants which would be the responsibility of Tenant hereunder, utility or other expenses of the type that are the responsibility of Tenant hereunder, depreciation, and any debt service of Landlord, over the base year cost of such taxes and operating expenses (which shall be prorated and/or annualized as necessary to equate to a full 12-month period any period of less than twelve (12) months which is used as the base year for such purpose). The "base year" for purposes of the foregoing sentence shall be the calendar year (or Landlord's fiscal year ending therein) during which the Term of this Lease commences. All common expenses (e.g. landscaping, parking and driveway maintenance, etc.) of the Property and other areas and improvements may be equitably prorated by Landlord for purposes of this Section on the basis of square footage of enclosed structures (consistent with Section 1.1(f)), allocable acreage or any other reasonable basis. Landlord shall provide an accounting of all such expenses at the end of each calendar year (or each fiscal year of Landlord), and Tenant shall pay to Landlord such additional rent each year within thirty (30) days following Landlord's billing therefor. The term "real estate taxes" shall mean all taxes and assessments (special or otherwise) levied or assessed directly or indirectly against the subject land, buildings and/or improvements as the same may be enlarged or reduced from time to time, and other taxes arising out of the use and/or occupancy of the Property and the applicable common areas imposed by federal, state, or local governmental authority or any other taxing authority having jurisdiction over the Property, including reasonable expenses incurred by Landlord in contesting the validity of, in seeking a reduction in, or in seeking to prevent an increase in, any such tax(es) or assessment(s), but shall exclude franchise and income taxes personal in nature to Landlord. Landlord agrees to contest any material increases in valuation of the Property for real estate tax purposes.

ARTICLE III
UPFIT OF LEASED PREMISES

(a) Landlord shall complete the Building Improvements and the Tenant's Improvements in accordance with the provisions of **EXHIBIT "B"**. The preceding sentence shall not limit Landlord's rights to alter the Leased Premises in any manner not expressly prohibited by the provisions of this Lease. Tenant shall not alter the Leased Premises in any manner whatsoever except as provided in **EXHIBIT "B"** hereto.

(b) The Tenant's Improvements shall be completed by Landlord at Tenant's cost and expense. Landlord shall provide to Tenant an allowance of $60.00 per square foot of leasable area (the "Tenant Allowance") to offset the cost of Tenant's Improvements (defined in **EXHIBIT "B"** hereto). **EXHIBIT "B"** sets for Landlord's budget with respect to the Tenant's Improvements, and Landlord shall not increase the amount expended on the Tenant's Improvements above the amounts so budgeted without Tenant's prior written consent, which shall not be unreasonably withheld. Landlord shall provide Tenant with open book accounting records of Landlord's construction costs, including, but not limited to fees, profit and general conditions. There shall be no additional construction fee charged other than the management fee paid to Landlord's construction subsidiary, Koury Construction Services, LLC, which shall be within the local market rates for such services. Any costs of construction related to Tenant's Improvements which exceed the Tenant Allowance up to an additional TEN and no/00 Dollars [$10.00] per square foot shall be amortized over the initial term of the Lease at a rate of eight percent (8%) annually on a cumulative compound basis and paid monthly by Tenant as additional rent. Any costs of construction related to Tenant's Improvements which is more than $10.00 per square foot in excess of the Tenant Allowance (the "Excess Construction Costs") shall be paid by Tenant to Landlord as follows:All Excess Construction Costs incurred or paid by Landlord prior to December 15, 2021, shall be paid by December 31, 2021 with any Excess Construction Costs incurred after December 15, 2021 to be paid monthly by Tenant within fifteen (15) days of invoice from Landlord for the Excess Construction Costs incurred by Landlord since the most recent invoice.

(c) Prior to entering into any construction contract to complete the Tenant's Improvements with Koury Construction Services, LLC, Landlord shall provide a copy to Tenant. Tenant shall have the opportunity to review and provide feedback on such construction contract, and Landlord shall use its best efforts to incorporate any reasonable changes or amendments requested by Tenant with respect to the same prior to entering into such construction contract. Landlord hereby does, and shall, assign any and all warranties related to the building, construction and provision of the Tenant's Improvements as well as all equipment, materials or goods incorporated in the Tenant's Improvements such that Tenant can enforce such warranties in the same manner as Landlord. Landlord shall execute such additional agreements, documents, instruments or certificates as reasonably requested by Tenant to further evidence or effect Landlord's assignment of the warranties related to the Tenant's Improvements as contemplated in this paragraph.

(d) Landlord shall cause the Landlord's Improvements and Tenant's Improvements to be performed in a good and workmanlike manner and in compliance with all applicable laws, codes, regulations and insurance requirements.

ARTICLE IV
USE OF LEASED PREMISES

SECTION 4.1 PERMITTED USE OF LEASED PREMISES. Tenant agrees to use the Leased Premises only for the permitted uses set forth in Section 1.1(e) above.

Notwithstanding any provision in this Lease which could be construed as authorizing otherwise, Tenant further covenants that the Leased Premises shall be used only and exclusively for lawful business purposes and that no part of the Leased Premises or improvements thereto shall be used in any manner whatsoever for any purposes in violation of the laws, ordinances, regulations, or orders of the United States, or of the State, County, and/or City where the Leased Premises are located. Tenant shall comply with all such laws, ordinances, regulations, or orders now in effect or hereafter enacted or passed during the Term of this Lease insofar as Tenant's business, the Leased Premises and any signs of the Tenant are concerned, including, but not limited to zoning ordinances, building codes and fire codes, and shall make at Tenant's own cost and expense all additions and alterations to the Leased Premises ordered or required by such authorities, whether in order to meet the special needs of Tenant, or by reason of the occupancy of Tenant, or otherwise.

SECTION 4.2 - INTENTIONALLY DELETED

SECTION 4.3 ADDITIONAL COVENANTS OF TENANT. Tenant's use of the Leased Premises and the common areas shall be subject at all times during the Term to reasonable rules and regulations adopted by Landlord (not in conflict with any of the express provisions hereof) governing the use, general management and appearance of the Property and consistent with rules and regulations that may hereafter reasonably be adopted by Landlord which are governing similar office building properties in the market area and consistent with Tenant's permitted use. Tenant agrees to comply with all such rules and regulations without delay upon notice to Tenant from Landlord. If any such rules and/or regulations are attached hereto as an exhibit to this Lease or subsequently provided in writing to Tenant, same are fully incorporated herein; Tenant agrees to abide thereby, but Landlord reserves the right to reasonably modify, expand or substitute other reasonable rules and regulations therefor at any time, and thereafter Tenant shall fully comply with such amended or additional rules and/or regulations concerning the Property as if fully contained herein. All covenants of Tenant contained in this Section 4.3 and all liability of Tenant to Landlord for a default hereunder or otherwise under this Lease which is not cured by Tenant or discovered by Landlord upon the termination of this Lease shall survive the termination of this Lease. Tenant further expressly agrees as follows:

(a) All garbage and refuse shall be kept inside the Leased Premises, or if available, placed outside the Leased Premises for collection in the container(s) specified by Landlord.

(b) No radio or television aerial or other communications device shall be erected, installed or placed on the roof or exterior walls of the Leased Premises or the Building in which the Leased Premises are located or elsewhere upon the Property without first obtaining in each instance Landlord's consent in writing, which consent shall not be unreasonably withheld, conditioned, delayed or denied. Any aerial or device installed without such written consent (or for which such consent is conditioned) shall be subject to removal at Tenant's expense without notice at any time. Any communications equipment or device installed by or for Tenant shall be installed, maintained and removed (immediately upon expiration or earlier termination of this Lease) at the sole expense and liability of Tenant, and any damage to the Building or other

area of the Property caused thereby shall be promptly repaired by Tenant at Tenant's sole liability and expense. All such communications equipment placed on the roof or exterior walls under this subparagraph shall be screened from view from the parking lot in front of the Building. No loud speakers, televisions, phonographs, radios, tape players or other devices shall be used in a manner so as to be heard or seen outside of the Leased Premises, nor shall Tenant solicit business or distribute advertising or promotional material in the common areas of the Property or in any areas occupied by other tenants of the Property.

(c) Tenant shall be permitted to install solar panels on the roof of the Building provided that (i) such panels are installed consistent with industry standards, (ii) properly engineered and installed in a manner and location which is approved by Landlord in writing, and (iii) at the end of the Term, Tenant removes such solar panels at its expense and completes any repairs to the roof resulting from the installation of such solar panels.

(d) The plumbing facilities serving the Property shall not be used for any other purpose than that for which they are constructed; no foreign substance of any kind shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision by Tenant or any of its employees, agents, licensees, or contractors shall be borne by Tenant.

(e) Tenant shall not burn any trash or garbage of any kind in the Building or elsewhere upon the Property. Tenant shall not knowingly create any labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant of the Property or with the rights and privileges of any customer or other person(s) lawfully in and upon the Property, nor shall Tenant cause any impairment or reduction of the goodwill of the Property in any manner. Tenant shall pay before delinquency all license or permit fees and charges of a similar nature required for the conduct of any business in the Leased Premises.

(f) Tenant shall not perform any act or carry on any practice which may damage, mar or deface the Leased Premises or any other part of the Property. Tenant shall not place a load on any floor in the interior of the Leased Premises, or in any area of the Property, exceeding the floor load which such floor was designed to carry, nor shall Tenant install, operate or maintain therein any heavy item or equipment except in such manner as to achieve a proper distribution of weight. Tenant shall not install, operate or maintain in the Leased Premises or any other area of the Property any electrical equipment which does not bear Underwriter's approval, or which would overload the electrical system or any part thereof beyond its capacity for proper and safe operation as determined by Landlord.

(g) Tenant shall not suffer, allow or permit any vibration, noise, light, odor or other effect to emanate from the Leased Premises or from any machine or other installation therein, or otherwise suffer, allow or permit the same to constitute a nuisance or otherwise interfere with the safety, comfort and convenience of Landlord or any of the other occupants of the Property or their customers, agents, or invitees or any others lawfully in or upon the Property.

(h) Tenant shall not use or occupy the Leased Premises or do or permit anything to be done therein, or within or upon any area of the Property, in any manner which shall prevent Landlord from obtaining at standard rates any insurance required or desired, or which would invalidate or increase the cost to Landlord of any insurance, or which would cause structural injury to any building, or which would constitute a public or private nuisance or which would violate any present or future law, regulation, ordinance or requirement (ordinary or extraordinary, foreseen or unforeseen) of the federal, state or municipal governments, or of any department, subdivisions, bureaus or offices thereof, or of any other governmental public or quasi-public authorities now existing or hereinafter created having jurisdiction over the Leased Premises or the Property of which they form a part, specifically including, but not limited to, all environmental laws, regulations, ordinances or requirements concerning hazardous waste or substances.

(i) The common areas of the Property shall not be obstructed or encumbered by Tenant or used by Tenant for any purpose other than for which provided for use by Tenant and others. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of the Landlord. No curtains, blinds, shades, or screens shall be attached or hung in, or used in connection with, any window or door without the prior written consent of the Landlord, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Landlord shall be responsible for providing, at Landlord's cost and expense, standard building blinds for the Building or, at the election of Tenant, funds equivalent for the same in the event Tenant elects to install upgraded blinds for the Building.

(j) Landlord agrees to furnish to Tenant, free of charge, two (2) keys (or key fobs) to each door entering the Leased Premises, and additional keys will be furnished at a charge by Landlord of $5.00 per key (or $10.00 per key fob) after a delivery of an order for said keys or fobs signed by Tenant or Tenant's authorized representative. All keys and key fobs shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises nor on the Property without Landlord's prior written consent, and Tenant shall not make or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys and key fobs to the Leased Premises. Landlord shall have the right to constantly have pass keys to the Premises, and every room or part thereof.

(k) Landlord shall have the right in the reasonable discretion of Landlord to prohibit any advertising by Tenant which tends to impair the reputation of the Property, and upon written notice from Landlord, Tenant shall immediately refrain from or discontinue all such advertising. Canvassing, soliciting and peddling in the Building or upon the Property is prohibited, and Tenant shall cooperate to prevent the same.

(l) Nothing contained in this Lease shall be construed to exclude or prohibit Landlord from using or leasing any offices, facilities, or other space in the Property, or any part or portion thereof, or any other property owned, controlled or managed by Landlord, for any lawful purpose, although in direct competition with Tenant. At any reasonable time during the last twelve (12) months of the Term hereof, Landlord shall have the right to advertise and to

show the Premises to prospective tenants, lenders, insurance agents, prospective purchasers or others (so long as such action does not unreasonably interfere with the conduct of business by Tenant at the Property or result in the release of proprietary information or processes of Tenant). During the last twelve (12) months of the Term, Landlord may display signs on the Premises and/or the Property offering the Premises or any other part of the Property (or any adjacent property) for sale or lease in the sole discretion of Landlord.

(m) Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner except as explicitly sanctioned by applicable law and by the highest standards prevailing or recommended for the storage and use of such substances or materials. Tenant shall not allow to be brought onto or within the Property any hazardous materials or substances except to use in the ordinary course of Tenant's business, and then only after (i) written notice is given to Landlord of the identity of such substances or materials and (ii) approval by Landlord of the precautions to be taken in connection therewith. Without limitation, hazardous substances and materials shall include those described in any applicable federal, state or local laws or the regulations adopted thereunder. If any lender or governmental agency shall ever require testing by Landlord to ascertain whether or not there has been any release of hazardous materials by Tenant, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon determination that any hazardous materials were stored, used or released by Tenant or persons under its control within the Leased Premises or elsewhere upon the Property. Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence or absence of hazardous substances or materials on or within the Property and respecting Tenant's compliance with the provisions of this Lease. In all events, Tenant shall indemnify and hold harmless Landlord, its successors and assigns, from any cost or liability resulting (directly or indirectly) from the storage, use or release of any hazardous materials on or within the Property occurring while Tenant is in possession of the Leased Premises (unless resulting from the actions of Landlord or its agents), or elsewhere or at any other time if caused by Tenant or persons acting under Tenant, regardless of whether any such actions were taken with the consent of Landlord.

(n) Except to the extent resulting primarily from Landlord's gross negligence or intentional acts, Landlord shall in no way be liable or responsible for any loss, damage or expense that Tenant or others may sustain or incur either (i) by reason of any change, failure, interference, disruption or defect in the supply or character of energy supplied to the Premises or any other area of the Property, or (ii) if the quantity or character of energy supplied by any existing or future service provider is no longer available or suitable for Tenant's requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant from any of its obligations under this Lease. The foregoing shall not affect or limit any express obligation of Landlord hereunder to pay for energy services required to be provided by Landlord for the Premises or the common areas of the Property.

SECTION 4.4 SIGNS, AWNINGS AND CANOPIES. Landlord may erect and maintain such suitable signs as Landlord may deem appropriate upon any area of the Property. Tenant may use all available signage for the Building, including, but not limited to the exterior of the Building and Pylon sign. Notwithstanding the foregoing, any signage visible from the exterior of the Leased Premises shall conform to Landlord's signage guidelines and shall be subject to Landlord's prior written approval, which shall not be unreasonably conditioned, delayed or withheld. Tenant shall keep insured and maintain any such sign in good condition, repair and operating order at all times.

ARTICLE V
INSURANCE

SECTION 5.1 INSURANCE REQUIRED OF TENANT. (a) Tenant shall obtain and provide at its sole expense, on or before the earlier of the Commencement Date or Tenant's entering the Leased Premises for any purpose, and keep in force at all times thereafter, the following insurance coverages with respect to the Leased Premises:

(i) Commercial General Liability Insurance, with contractual liability endorsement, relating to the Leased Premises and its appurtenances and all of Tenant's business operations related thereto on an occurrence basis with a minimum single limit of FIVE MILLION DOLLARS ($5,000,000.00).

(ii) Causes of Loss-Special Form Insurance in an amount adequate to cover the replacement cost of all personal property, decorations, trade fixtures, furnishings, equipment, and other contents at any time located at the Leased Premises.

(iii) Business Interruption Insurance covering those risks referred to in Section 5.1 (ii) in an amount not less than FIVE HUNDRED THOUSAND AND No/100 DOLLARS ($500,000.00) commencing with the date of loss or casualty.

(iv) Workmen's Compensation Insurance covering all persons employed, directly or indirectly, in connection with any work performed by Tenant or any repair or alteration authorized by Tenant, and all employees and agents of Tenant with respect to whom death or bodily injury claims could be asserted against Landlord or Tenant, in the amount required by the laws of the state where the Leased Premises are located.

(v) Such other insurance as may be carried on the Leased Premises and Tenant's operation thereof, as may be uniformly and reasonably required by any mortgagee of the Property.

(b) Without limiting any obligations of Tenant under **EXHIBIT "B"** or any other provisions of this Lease, it is agreed that before undertaking any alterations, additions, improvements or construction, Tenant shall obtain at its expense a public liability policy insuring Tenant and Landlord against any liability which may arise on account of such

proposed alterations, additions, improvements or construction on an occurrence basis with the minimum limits set forth in this Section 5.1.

(c) All of the aforesaid insurance except the Workmen's Compensation Insurance required by subparagraph (a) (iv) above shall be written with Landlord (and any designee(s) of Landlord) as an additional insured and shall be underwritten in form and by a company reasonably satisfactory to Landlord; all such insurance may be carried under a blanket policy covering the Leased Premises and any other of Tenant's business locations. All such insurance shall contain endorsements that: such insurance may not be cancelled or amended with respect to Landlord (or its designees) except upon not less than ten (10) days' prior written notice to Landlord (and any such designees) by the insurance company; Tenant shall be solely responsible for payment of premiums and that Landlord (or its designees) shall not be required to pay any premium for such insurance. In the event of payment of any loss covered by such policy, Landlord (or its designees) shall be paid first by the insurance company for Landlord's loss. The minimum limits of the commercial general liability policy of insurance shall in no way limit or diminish Tenant's liability hereunder or impose any liability upon Landlord with respect to any loss in excess of such limits. Tenant shall deliver to Landlord at least fifteen (15) days prior to the time such insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days prior to the expiration of such policy, either a duplicate original or a certificate of insurance on all policies procured by Tenant in compliance with its obligations hereunder, together with evidence satisfactory to Landlord of the payment of the premium therefor. If Tenant fails to obtain and provide any or all of the aforesaid insurance, then Landlord may, but shall not be required to, purchase such insurance on behalf of Landlord and/or Tenant and add the cost of such insurance as additional rent payable with the next installment of Minimum Annual Rent.

SECTION 5.2 LANDLORD'S INSURANCE AND LIMITATION OF LANDLORD'S DUTY TO REBUILD.

(a) Landlord shall maintain in full force and effect insurance on the Property (inclusive of the Building with the Landlord Improvements and Tenant's Improvements) against loss or damage by fire, lightning and such perils as are at this time contemplated (or may be contemplated in the future) within the term "extended coverage" in such amounts as necessary for the repair, rebuild and restoration of the Property and improvements thereon and shall be wholly responsible for the prompt payment of premiums therefor. Landlord shall further be responsible for providing public liability insurance in an amount adequate to protect against liability for damage claims to the public use arising out of accidents occurring in or about the Property (inclusive of common areas)but in no event less than $1,000,000.00 per person and $5,000,000.00 in the aggregate.

(b) Landlord's obligations under Article VIII of this Lease to repair, replace and/or rebuild the Leased Premises shall be limited to the repair and/or reconstruction of the Leased Premises to the condition existing upon the Commencement Date of this Lease (prior to Tenant's occupancy of any portion of the Premises), including with respect to the upfit of the Premises to the Building Improvements and Tenant's Improvements required to be performed

at Landlord's expense under **EXHIBIT "B"** hereto. Tenant shall perform without delay such other work as necessary to restore the Leased Premises to the condition existing at the time of the casualty or other occurrence requiring such work.

SECTION 5.3 FIRE INSURANCE RATE AND REQUIREMENTS. (a) Tenant agrees, at its own cost and expense, to comply with all of the rules and regulations of the applicable fire insurance rating organization, Landlord's insurer and any governmental agency having jurisdiction over the Property. If, at any time and from time to time, as a result of or in connection with any failure by Tenant to comply with the foregoing sentence or any act of omission or commission by Tenant, its employees, agents, contractors or licensees, or as a result of or in connection with the use to which the Leased Premises are put (notwithstanding that such use may be for the purposes herein permitted or that such use may have been consented to by Landlord), the fire insurance rate(s) applicable to the Leased Premises, or the Building in which same are located, or to any other premise in said Building, or to any adjacent property owned or controlled by Landlord or an affiliate of Landlord, and/or to the contents in any or all of the aforesaid properties (including rent insurance relating thereto) shall be higher than that which would be applicable for the least hazardous type of occupancy legally permitted therein, Tenant agrees that it will pay to Landlord, on demand, as additional rent, such portion of the premiums for all fire insurance and/or other casualty insurance policies in force with respect to the aforesaid properties (including rent insurance relating thereto) and the contents of any occupant thereof as shall be attributable to such higher rate(s).

(b) Except as currently serving the Premises or as otherwise provided herein, no gas shall be used by Tenant within the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, delayed or denied. Notwithstanding the foregoing, Landlord acknowledges that Tenant may utilize LN2 (liquid Nitrogen low pressure) and Nitrogen gas (high pressure tanks) on the Premises, and Tenant will be permitted to install an air compressor to have 120PSI air available for equipment, provided that Tenant stores, uses, insures and disposes of such consistent with all applicable laws and industry standards.

SECTION 5.4 MUTUAL SUBROGATION PROVISION Landlord and Tenant hereby release each other from any and all liability or responsibility to each other or anyone claiming through them by way of subrogation or otherwise, for any personal injury or loss or damage to property to be insured as provided in this Lease, even if such injury, loss or damage shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible. All insurance carried by either Landlord or Tenant covering such losses shall provide for a waiver of rights of subrogation against Landlord and Tenant on the part of the insurance carrier.

ARTICLE VI
REPAIRS AND MAINTENANCE

SECTION 6.1 REPAIRS BY LANDLORD. Promptly after receipt of written notice from Tenant, Landlord shall make necessary repairs (excluding such repairs for which Tenant is responsible hereunder) to the exterior walls, roof, foundation and load bearing portions of the

Building, and to the plumbing, pipes, conduits, elevators (and elevator systems), sidewalks, parking areas, curbs, electrical and HVAC systems serving the Premises and/or the common areas of the Property exclusive of any such systems and/or equipment either (i) installed by Tenant or (ii) installed for Tenant's special needs and/or which was not provided by Landlord (such as dedicated circuitry, special HVAC systems and other equipment or structures for dedicated computer systems areas, break area appliances, and communications or computer wiring and equipment). Landlord shall not be required to make any repairs whatsoever where same were made necessary by any negligent or reckless act or omission of Tenant, any subtenant or concessionaire, or by their respective employees, agents, invitees, licensees, visitors or contractors, or by fire or other casualty or condemnation except as provided in ARTICLE VIII.

SECTION 6.2 REPAIRS AND MAINTENANCE BY TENANT. Except as otherwise specifically required of Landlord in Section 6.1 above, Tenant agrees, at its own cost and expense to keep and maintain the Leased Premises in good condition and repair and shall surrender same to Landlord in such condition (reasonable wear and tear excepted). Without limiting the scope of the preceding sentence, it is agreed that Tenant shall be responsible for repairs, maintenance and replacements (all at Tenant's sole expense and liability) of all equipment and systems which are a part of or exclusively serve the Premises or any portion thereof and which is not within the express responsibility of Landlord under Section 6.1 above. If either (i) Tenant does not maintain and repair the Leased Premises or the signage as required under this Lease and to the reasonable satisfaction of Landlord, or (ii) Landlord determines that emergency repairs are necessary, then in any of such events Landlord may make such repairs without liability to Tenant, and Tenant shall immediately pay Landlord's cost thereof plus, in the event of a circumstance described in clause (i) of this Section, fifteen percent (15%) of such cost as an overhead factor.

SECTION 6.3 INSPECTION. Landlord or its representatives shall have the right to enter the Leased Premises during any business day (and in the case of any perceived emergency, at all times) during the Lease Term upon reasonable advance notice to Tenant (unless such notice is not practicable due to a perceived emergency).

SECTION 6.4 OBSTRUCTIONS. Tenant agrees to keep its loading facilities, if any, and the hall areas (if any) immediately adjoining the Leased Premises free from trash, litter or obstructions, and, in addition, if the Leased Premises open onto an outside area, to keep said outside sidewalk area immediately adjoining the Leased Premises free from trash.

ARTICLE VII
ADDITIONS AND ALTERATIONS

SECTION 7.1 BY LANDLORD. Landlord shall obtain Tenant's prior written consent prior to making any alterations to the Building, such consent not to be unreasonably withheld, conditioned, delayed or denied. Except as otherwise provided in the prior sentence, in the event Landlord shall hereinafter determine in its sole discretion during the Term to alter in any

manner any other improvements to the Property (or any portions thereof as designated by Landlord excluding the Building) as said Property may be enlarged or reduced at the sole option of Landlord by addition(s) thereto of land and/or buildings or by the diminution thereof, or to take any such action with respect to any adjacent property owned or managed by Landlord, Tenant hereby consents thereto, to the performance of work necessary to effect the same and to any reasonable inconvenience caused thereby. The design, materials and performance of work therefor shall be in the sole unrestricted discretion of Landlord.

SECTION 7.2 BY TENANT. Tenant shall not alter the Leased Premises or any part of the Property in any manner except with Landlord's prior written consent and in all respects in full compliance with the provisions of **EXHIBIT "B"** which is fully incorporated herein by reference.

ARTICLE VIII
DAMAGE, DESTRUCTION OR CONDEMNATION OF THE LEASED PREMISES

SECTION 8.1 DAMAGE OR DESTRUCTION. (a) If all or any part of the Leased Premises shall be damaged or destroyed by fire or other casualty under the standard fire insurance policy with approved standard extended coverage endorsement applicable to the Leased Premises which Landlord is required to maintain pursuant to Section 5.1 of this Lease, Landlord shall, except as otherwise provided herein, repair and/or rebuild the same with reasonable diligence, but Landlord's obligation hereunder shall be limited to a maximum of the restoration of the Leased Premises to the condition existing as of the date of this Lease plus performance of the Building Improvements and Tenant's Improvements in accordance with **EXHIBIT "B"** hereof. Landlord shall not be obligated to commence such repairs and/or rebuilding until insurance proceeds are released to Landlord unless (i) Landlord has failed to maintain such insurance policies required under this Lease Agreement or (ii) such insurance policies require reimbursement of costs after expended. Landlord shall use all commercially reasonable efforts to promptly collect any such insurance proceeds as necessary to commence and complete the repairs required by this Agreement. Landlord's obligation hereunder shall be further limited by rights of Landlord's mortgagees with respect to the Property. Nothing hereinabove contained shall impose upon Landlord any liability or responsibility to repair, rebuild or replace any personal property belonging to Tenant. If (i) there should be a substantial interference with the operation of Tenant's business in the Leased Premises as a result of damage or destruction to the Premises which requires Tenant to close its business to the public for a period of more than five (5) consecutive business days, the Minimum Annual Rent and other sums payable hereunder shall abate for such period of time, and (ii) if less than all (but not all) of the Leased Premises is not available for use for a period of more than five (5) consecutive business days following damage or destruction of the Premises, the Minimum Annual Rent and other sums payable hereunder shall abate pro rata based on the portion of the Premises that are not useable during such period.

(b) Notwithstanding anything else to the contrary contained in this Section 8.1 or elsewhere in this Lease, Landlord at its option may terminate this Lease on notice to Tenant given within one hundred eighty (180) days after the occurrence of any of the following:

(i) The Leased Premises and/or Building in which the Leased Premises are located shall be damaged or destroyed as a result of an occurrence which is not covered by Landlord's insurance; or

(ii) The Leased Premises and/or Building in which the Leased Premises are located shall be damaged or destroyed and the cost to repair the same shall amount to more than twenty-five percent (25%) of the cost of replacement (excluding land value) thereof; or

(iii) Any or all of the buildings or common areas of the Property are damaged (whether or not the Leased Premises are damaged) to such an extent that, in the sole judgment of Landlord, the Property cannot continue to be operated as an economically viable unit.

(c) Notwithstanding anything else to the contrary contained in this Section 8.1 or elsewhere in this Lease, either Landlord or Tenant, at its option, may terminate this Lease on notice to the other party given within one hundred eighty (180) days after the Leased Premises shall be damaged or destroyed during the last eighteen (18) months of the Term or any extended Term of this Lease.

(d) Except to the extent specifically provided for in this Lease, none of the Minimum Annual Rent and other sums payable by Tenant, nor any of Tenant's other obligations under any provisions of this Lease, shall be affected by any damage to or destruction of the Leased Premises by any cause whatsoever, and Tenant hereby specifically waives all other rights it might otherwise have under any law or statute.

(e) The term "cost of replacement" as used in Paragraph (b)(ii) above shall be determined by the company or companies selected by Landlord insuring Landlord against the casualty in question, or if there shall be no insurance, then as the parties hereto shall agree, or in the absence of an insurance company determination or an agreement, as shall be determined by an independent appraiser in the locality in which the Premises are located.

(f) Tenant shall give to Landlord prompt written notice of any damage to or destruction of any portion of the Leased Premises, the Building, or the common areas of the Property resulting from fire or other casualty.

<u>SECTION 8.2 CONDEMNATION.</u> (a) If the entire Leased Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, or conveyance shall be made in lieu thereof, this Lease shall terminate and expire as of the date of such taking or conveyance, and the parties shall thereupon be released from all liability hereunder which accrues after the date of such taking. Landlord shall provide Tenant

with written notice of any proposed condemnation of the Property adversely impacting Tenant's tenancy of the Premises promptly upon Landlord's receipt of notice of the same.

(b) Anything in this Lease to the contrary notwithstanding, in the event more than twenty percent (20%) of the Leased Premises or more than thirty percent (30%) of the then existing paved parking spaces for the Building shall be appropriated or taken, or conveyance made in lieu thereof, either party shall have the right to cancel and terminate this Lease as of the date of such taking upon giving notice to the other of such election within thirty (30) days after such taking. In the event of such cancellation, the parties shall thereupon be released from any further liability under this Lease (except for obligations existing on the effective date of such termination); provided, however, that if more than thirty percent (30%) of the then existing paved parking spaces shall be appropriated or taken and twenty percent (20%) or less of the Building shall be appropriated or taken, and Tenant shall give notice to Landlord of cancellation, Landlord may at its option nullify and vacate Tenant's cancellation by giving Tenant notice within thirty (30) days thereafter that Landlord will provide substitute parking on or adjacent to the Property sufficient to cause the paved parking spaces for the Building after such substitution to be no less than that required under this Lease, in which event the Lease shall remain in full force and effect.

(c) If a portion of the Leased Premises is taken, or conveyance made in lieu thereof, and if this Lease shall not be terminated as provided in the preceding paragraph, then the Minimum Annual Rent shall be ratably apportioned according to the space so taken, and Landlord shall, except as otherwise herein provided, at its own expense, restore the remaining portion of the Leased Premises to a complete architectural unit, but such work shall not exceed the scope of work required to be done by Landlord, if any, pursuant to **EXHIBIT "B"** hereto. The cost of Landlord's obligation hereunder shall be limited to that portion of the net proceeds of the condemnation award actually received and retained by Landlord which are allocable to the Leased Premises.

(d) If more than twenty percent (20%) of the leasable floor space within the Building shall be so taken, regardless of whether or not the Leased Premises shall have been totally or partially taken, then either party (without limiting the other rights set forth herein) shall have the right to terminate this Lease on thirty (30) days written notice given within six (6) months following such taking.

(e) All compensation awarded or paid upon such a total or partial taking of the Leased Premises shall belong to and be the property of Landlord without any participation by Tenant.

(f) It is mutually agreed that (i) any reduction in the parking area, number of parking spaces for the Building, and/or restriction(s) upon the size or the number of motor vehicles that may enter the Property by action or order of any governmental authority, quasi-governmental authority, and/or by any court having jurisdiction which does not in fact constitute a physical taking of property shall not constitute such a taking or condemnation under this Lease that would entitle Tenant to terminate the Lease, (ii) any environmental condemnation and/or any action taken by Landlord of any nature whatsoever in compliance with any order, rule or

regulation of any governmental or quasi-governmental authority, with any judicial decree, and/or any existing or future law shall not constitute a default under this Lease by Landlord, and the Lease shall remain in full force and effect, and (iii) as between Landlord and Tenant, Landlord may but shall not be obligated to comply with any such order, rule, regulation, judicial decree or law (with or without exercise of any rights to protest or appeal any such action).

ARTICLE IX
<u>INTENTIONALLY DELETED</u>

ARTICLE X
FINANCING

<u>SECTION 10.1 FINANCING</u>. Tenant agrees to reasonably cooperate (consistent with industry standards) with Landlord and any current or prospective source of mortgage financing related to the Property in connection with any such financing. As often as is reasonably requested by Landlord, Tenant shall supply to Landlord and/or Landlord's lenders or prospective lenders, current financial statements and/or such other information as reasonably necessary to ascertain the continued creditworthiness of Tenant for fulfillment of its obligations hereunder.

<u>SECTION 10.2 SUBORDINATION.</u> (a) Landlord and Tenant agree that this Lease is and shall be subject and subordinate at all times to all mortgages (in any amounts and all advances thereon which may now or hereafter affect the real property of which the Leased Premises forms a part) and to all renewals, modifications, consolidations, participations, replacements and extensions thereof. The term "mortgage(s)" as used herein shall be deemed to include trust indenture(s), deed(s) of trust, and security deed(s) now existing or hereinafter executed in the sole discretion of Landlord. Tenant agrees to attorn to any underlying ground lessor or mortgagee who shall succeed to Landlord's interest in this Lease upon request of such ground lessor or mortgagee.

(b) If any mortgagee requires that this Lease be prior rather than subordinate to any such mortgage, Tenant shall promptly upon request therefor by Landlord or such mortgagee, and without charge therefor, execute a reasonable document effecting and/or acknowledging such priority, which document shall contain, at the option of such mortgagee, an attornment obligation to the mortgagee as Landlord in the event of foreclosure or to any party acquiring title to any portion of the Property through such mortgage in such event.

(c) Upon written request of any mortgagee in advance of default of Landlord, Tenant shall give prompt written notice of any default of Landlord hereunder, and Tenant shall allow such mortgagee a reasonable length of time in which to cure such default. Any such notice shall be sent to such mortgagee at the address indicated by notice given to Tenant by Landlord or such mortgagee.

(d) All attornment and subordination obligations of Tenant hereunder (excepting subordination to any existing mortgages or ground leases of record) shall be conditional upon receipt by Tenant from such mortgagee or ground lessor of an agreement by such party to honor the rights of Tenant hereunder (excepting any obligations of Landlord to rebuild the Premises or the Building in the event of casualty damage thereto or condemnation if Tenant is allowed to terminate the Lease under such circumstances) so long as Tenant shall not be in default of any of Tenant's obligations under this Lease.

ARTICLE XI
DEFAULT BY TENANT

SECTION 11.1 DEFAULT. Tenant shall be in default hereunder if (a) Tenant fails to pay when due Minimum Annual Rent or any other sums due under this Lease and such default shall continue for more than five (5) days after notice thereof from Landlord; or (b) Tenant fails to observe and perform any of the other terms, covenants and/or conditions of this Lease and such failure shall continue for more than thirty (30) days after Tenant received notice of the same from Landlord; or (c) Tenant fails to pay when due the Minimum Annual Rent or any other sums payable under this Lease three (3) or more times from the date due in any period of twelve (12) consecutive months; or (d) the Leased Premises shall be abandoned. If the nature of a default under (b) above is such that it cannot reasonably be cured within the aforesaid cure period, and work thereon shall be commenced within said period and diligently prosecuted to completion, then Landlord's rights under Section 11.2 shall be inapplicable (but only if the default shall be cured within a reasonable period of time). The Leased Premises and all trade fixtures, equipment and inventory therein shall be conclusively deemed abandoned by Tenant upon (1) fifteen (15) consecutive days absence from the Leased Premises by Tenant or its agents (unless such absence results from fire or other casualty) together with any failure to pay Minimum Annual Rent, or (2) removal of all or a substantial portion of Tenant's trade fixtures, equipment or inventory from the Leased Premises together with a failure to pay Minimum Annual Rent. In such event, and in addition to Landlord's remedies set forth in Section 11.2, Landlord may enter the Leased Premises and may remove all such remaining trade fixtures, equipment and inventory at Tenant's expense. All such property shall, at Landlord's option, become the property of Landlord, or said property may be placed in storage at Tenant's cost and expense, or sold or otherwise disposed of, in which event the proceeds of such sale or other disposition shall belong to Landlord. If at any time during the Term there shall be filed by or against Tenant or any successor tenant then in possession in any court pursuant to any statute either of the United States or of any state, a petition (i) in bankruptcy, (ii) for reorganization, (iii) for the appointment of a receiver, or (iv) for an arrangement under the Bankruptcy Acts, or if a similar type of proceeding shall be filed, and Tenant has not caused such proceeding to be stayed or dismissed within sixty (60) days thereafter, Landlord may terminate Tenant's rights under this Lease by notice in writing to Tenant, and thereupon Tenant shall immediately quit and surrender the Premises to Landlord, but Tenant shall continue liable for the payment of rent and all other sums due hereunder, and any such action by Landlord

shall not prejudice any other rights or remedies of Landlord in the event of Tenant's default under this Lease.

SECTION 11.2 LANDLORD'S RIGHTS ON DEFAULT. (a) In the event of any default by Tenant, Landlord may (1) apply the Security Deposit, if any, specified in Section 1.1 (g) toward the satisfaction and cure of such a default, and/or (2) cure Tenant's default at Tenant's cost and expense, and/or (3) re-enter the Leased Premises and remove all persons and all or any property therefrom, by any suitable action or proceeding at law, or by force or otherwise, without being liable for any prosecution therefor or damages therefrom, and repossess and enjoy the Leased Premises with all additions, alterations and improvements, and Landlord may, at its option, repair, alter, remodel and/or change the character of the Leased Premises as it may deem fit (at Landlord's expense), and/or (4) at any time relet the Leased Premises or any part or parts thereof, as the agent of Tenant or in Landlord's own right, and/or (5) terminate this Lease upon not less than three (3) days written notice to Tenant (which notice shall not be deemed to provide any additional cure period). The exercise by Landlord of any right granted in this Section shall not relieve Tenant from the obligation to make all rental payments and to fulfill all other covenants required by this Lease, at the time and in the manner provided herein (less any net amounts recovered from any successor tenant as hereinafter provided), and if Landlord so desires, all current and future rent and other monetary obligations due hereunder less the then fair rental value of the Leased Premises shall become immediately due and payable. Tenant throughout the remaining Term hereof shall pay Landlord, no later than the fifteenth (15th) day of each month during the Term, the then current excess, if any, of the sum of the unpaid rentals and costs to Landlord resulting from such default by Tenant over the proceeds, if any, received by Landlord from such reletting, if any, but Landlord shall have no liability to account to Tenant for any excess of the proceeds from reletting of the Premises over the amounts owed by Tenant hereunder. Landlord shall not be required to relet the Premises nor exercise any other right granted to Landlord hereunder, nor shall Landlord be under any obligation to minimize Tenant's loss as a result of Tenant's default. If Landlord attempts to relet the Premises, Landlord shall be the sole judge as to whether or not a proposed tenant and the economics of such proposed transaction is suitable and acceptable.

(b) In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have, in addition to any other remedies which it may have, the right to invoke any remedy allowed at law or in equity to enforce Landlord's rights or any of them, as if re-entry and other remedies were not herein provided for. Tenant agrees that no demand for rent and no re-entry for condition broken and no notice to quit possession or other notices prescribed by statute and no judicial proceeding shall be necessary to enable Landlord to recover possession of the Premises or to enforce any of Landlord's rights hereunder, but that all right to any such demand and any notice to quit possession or other statutory notices or prerequisites to re-entry or any other rights of Landlord hereunder are hereby expressly waived by Tenant.

SECTION 11.3 NON-WAIVER PROVISIONS. No failure of Landlord to insist upon the strict performance of any of the terms, conditions and covenants herein or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during

the continuance of any such breach shall constitute a waiver of any existing or subsequent breach or default in the terms, conditions and covenants herein contained except as may be expressly waived in writing. The maintenance of any action or proceeding to recover possession of the Leased Premises, or any installment or installments of rent or any other moneys that may be due or become due from Tenant to Landlord, shall not preclude Landlord from thereafter instituting and maintaining subsequent actions or proceedings for the recovery of possession of the Leased Premises or of any other monies that may be due or become due from Tenant. Any entry or re-entry by Landlord shall not be deemed to absolve or discharge Tenant from liability hereunder.

SECTION 11.4 INABILITY TO PERFORM. If Landlord or Tenant is delayed or prevented from performing any of its obligations under this Lease (other than any monetary obligation of Tenant under this Lease) by reason of a casualty event, unforeseen material or labor shortage, ice storm or other occasion of abnormal weather conditions, strike not involving persons directly employed by such party or similar circumstance beyond such party's control, the period of such delay or prevention shall be deemed added to the time herein provided for the performance of any such obligation. By way of emphasis, it is clearly understood and agreed that the foregoing sentence shall under no circumstances or in any manner limit, diminish or affect any obligation of Tenant to pay rent or other sums due under this Lease.

SECTION 11.5 LANDLORD'S EXPENSES, ETC. (a) If Tenant shall at any time be in default hereunder, and if Landlord shall deem it necessary to engage an attorney to enforce Landlord's rights hereunder, the determination of such necessity to be in the sole discretion of Landlord, Tenant will reimburse Landlord for the reasonable expenses incurred thereby, including but not limited to court costs and reasonable attorneys' fees.

(b) It is further agreed that, in addition to all other payments required pursuant to this Article XI, Tenant shall compensate Landlord for all losses, damages and expenses incurred by Landlord in the event of any default by Tenant hereunder, including without limitation (a) any increase in insurance premiums caused by the vacancy of the Leased Premises, (b) all repairs required to be made by Tenant but not completed prior to vacating the Leased Premises, (c) all expenses reasonably incurred by Landlord in any reletting of the Leased Premises (including among other expenses, remodeling, replacements, advertisements and brokerage fees), (d) all reasonable concessions granted to a new tenant upon reletting for similar rental terms (including among other things, concessions, reduced or abated rent and renewal options); (e) all other losses, damages and expenses incurred by Landlord as a direct result of any default by Tenant; and (f) a reasonable allowance for Landlord's administrative efforts, salaries and overhead attributable directly to Tenant's default and/or Landlord's pursuing its rights and remedies provided herein; provided, however, that the total amounts owed by Tenant pursuant to the foregoing (c), (d) and (f), when added to all other amounts paid or otherwise payable by Tenant under this paragraph, shall not exceed 125% of the unpaid rent payments owed (or to be owed) by Tenant pursuant to the terms of this Lease and any repair or similar obligations that Tenant would be required to pay at the end of the tenancy in the ordinary course, but such cap shall not be inclusive of any obligation of Tenant to reimburse Landlord for reasonable attorneys' fees.

ARTICLE XII
OTHER PROVISIONS

SECTION 12.1 DEFINITION AND LIABILITY OF LANDLORD. The term "Landlord" as used in this Lease means only the owner or mortgagee then in possession of the building in which the Leased Premises are located and/or the land thereunder so that in the event of sale or other conveyance of any portion of the Property which includes the Leased Premises, Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord subsequently accruing provided that the successor owner of the Property fully assumes all of Landlord's obligations arising hereunder. In the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the equity of the Landlord in the Property (or for such damages equivalent to such value if Landlord does not elect to liquidate its interests in the Property to satisfy Tenant's damages) for the satisfaction of Tenant's damages, but such remedy shall be available only if the specific performance of Landlord's obligations hereunder is either not available as a remedy to Tenant or is adjudged by a court of competent jurisdiction over the matter as an improper remedy under the circumstances.

SECTION 12.2 RELATIONSHIP OF THE PARTIES. Nothing contained in this Lease shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than that of landlord and tenant.

SECTION 12.3 GENERATOR. – Tenant shall have the right to use the existing electric generator serving the Leased Premises. Should Tenant need to replace or supplement the generator with an additional generator, the Tenant may, at Tenant's sole cost and expense, install a replacement or additional generator in a location mutually agreeable to Landlord and Tenant, and such replacement or additional generator shall remain the property of Tenant following the expiration or termination of the Term and its removal shall be governed by the terms of this Lease (provided that Landlord reserves the right to affix a landlord's lien on such generator upon Tenant's default of any payment obligations under the terms of this Lease).

SECTION 12.4 INDEMNITY.

(a) Tenant agrees to indemnify and save Landlord and any ground and/or underlying lessor(s) and mortgagees of the Leased Premises and/or the Property harmless from and against any and all claims and demands (except such as directly result from the negligence or intentional or reckless acts of Landlord or any such ground or underlying lessor(s) or mortgagees or any of Landlord's or their respective agents, employees or invitees) for, or in connection with, any accident, injury or damage whatsoever caused to any person or property arising, directly or indirectly, out of the business conducted in or the use or occupancy of the Leased Premises or occurring in, on or about the Leased Premises or any part thereof during the Term of this Lease, or arising directly or indirectly, from any act or omission of

Tenant or any concessionaire or sub-tenant or their respective licensees, servants, agents, employees (whether or not acting within the scope of employment) or contractors, and from and against any and all cost, expenses and liabilities incurred in connection with any such claims and/or proceedings brought thereon. The comprehensive general liability coverage maintained by Tenant pursuant to this Lease shall specifically insure the contractual obligations of Tenant as set forth in this Section (which shall survive the expiration or earlier termination of the Lease) and as otherwise provided in this Lease.

(b) Landlord agrees to indemnify and save Tenant harmless from and against any and all claims and demands for, or in connection with, any accident, injury or damage whatsoever caused to any person or property arising, directly or indirectly, out of the negligence or intentional or reckless acts of Landlord or its agents or employees, and from and against any and all cost, expenses and liabilities incurred in connection with any such claims and/or proceedings brought thereon.

SECTION 12.5 DAMAGE TO PROPERTY OR PERSONS. Except as shall be the direct result of and solely caused by the negligence or intentional acts of Landlord or its employees, agents or contractors, Landlord shall not be liable for any loss of or damage to property of Tenant or of others located in the Leased Premises or upon the Property, by theft or otherwise, nor for any loss or damage whatsoever to any property which Tenant could remove at the end of the Term as provided in Section 12.7 hereof. Landlord shall not be liable for any injury or damage to person or property or to the interior of the Leased Premises resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow leaks from any part of the Building or from the pipes, appliances, or plumbing works or from the roof, street, or subsurface or from any other place or by dampness or any weather condition or by any other cause of whatsoever nature except as shall be the direct result of and solely caused by the negligence or intentional or reckless acts of Landlord or its employees, agents or contractors. Landlord shall not be liable for any injury or damage caused by other tenants or any person(s) either in the Leased Premises or elsewhere upon the Property, or by occupants of property adjacent to the Property, or by the public, or except as shall be the direct result of negligence or intentional or reckless acts of Landlord or its employees, agents or contractors, by operations in the construction of any private, public, or quasi-public work. Landlord shall not be liable for any latent defect in construction. Landlord shall not be responsible for any loss, damage or expense to Tenant or others resulting from any interruption in or diminution or malfunction of utility services provided to the Premises or any other areas of the Property.

SECTION 12.6 ASSIGNMENT OR SUBLETTING. With respect to this Lease, Tenant shall make no assignment or subletting, whether by operation of law or otherwise, without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed, except that Tenant may, without the prior written consent of Landlord but with prior notice to Landlord, assign or sublet all or any part of Tenant's interest in this Lease or in the Leased Premises to any corporation or other entity controlling, controlled by or under common control with Tenant, or to a new corporation or the surviving corporation in the event of a statutory merger or consolidation involving Tenant. Notwithstanding the foregoing, it is agreed that Tenant may, for purposes related to its business, sublease up to a cumulative amount equal to twenty-five percent (25%) of the total square feet of leasable area covered by this

Lease with prior notice to Landlord and subject to all other provisions of this Lease except prior consent of Landlord. Any assignment or sublease by Tenant shall be only for the purposes specified in Section 1.1 (e) hereof and for no other purpose, and notwithstanding any other provision herein contained, in no event shall any assignment or sublease of the Leased Premises release or relieve Tenant from any obligations of this Lease. Tenant agrees to pay upon demand as additional rent Landlord's reasonable attorney's fees incurred in connection with review and/or preparation or modifications of any assignments or subleases. In the event that any such assignment or sublease is transacted in accordance with the applicable requirements of this Lease (with or without necessity of Landlord's approval), Tenant also agrees to pay to Landlord a fee in the amount of One Thousand Dollars ($1,000.00) to cover Landlord's costs of review of the transaction and changing its records to effect such assignment or sublease.

SECTION 12.7 SURRENDER OF PREMISES AND HOLDING OVER. (a) At the expiration of the tenancy hereby created, Tenant shall surrender the Leased Premises in good condition, reasonable wear and tear excepted, and damage by unavoidable casualty excepted to the extent that the same is covered by Landlord's fire insurance policy with extended coverage endorsement, and Tenant shall surrender all keys for the Leased Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes, and vaults, if any, in the Leased Premises. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. If Tenant shall default in so surrendering the Premises, Tenant's occupancy subsequent to such expiration, whether or not with the consent or acquiescence of Landlord, shall be deemed to be that of a tenancy at the will of Landlord and in no event from month to month or from year to year, and it shall be subject to all the terms, covenants, and conditions of this Lease applicable thereto, except that Minimum Annual Rent shall be twice the amount payable in the last year of the Term, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over.

(b) Notwithstanding the foregoing, it is agreed that if Tenant is not then in default under the Lease and Tenant shall provide to Landlord not less than one hundred eighty (180) days prior written notice, Tenant may elect to holdover in the Premises and continue its tenancy under the Lease for a period (specified in the required notice to Landlord) of up to one hundred eighty (180) days immediately succeeding the scheduled Lease termination date. In such an event, the Minimum Annual Rent applicable to the holdover period shall be one hundred twenty five percent (125%) of the amount in effect upon the scheduled Lease termination date.

(c) Prior to the expiration or sooner termination of this Lease, Tenant shall remove any and all trade fixtures, equipment and other unattached items which Tenant may have installed, stored or left in the Leased Premises or elsewhere in the Property, including but not limited to counters, shelving, show cases, chairs and unattached movable machinery owned, used or stored by Tenant and which are susceptible of being moved without damage to the Building, and Tenant shall repair any damage to the Leased Premises caused by its removal of such items. In the event Tenant does not make such repairs, Tenant shall be liable for and agrees to pay Landlord's costs and expenses in making such repairs, together with a sum equal to

fifteen percent (15%) of such costs and expenses to cover Landlord's overhead in making such repairs for Tenant. Tenant shall not remove any plumbing or electrical fixtures or equipment, heating or air conditioning equipment, floor coverings (including but not limited to wall to wall carpeting), or any other items which are not easily movable without damage to the Leased Premises, all of which shall be deemed to constitute a part of the freehold and/or leasehold interest of Landlord, nor shall Tenant remove any fixtures or machinery that were furnished or paid for by Landlord (whether initially installed or replaced). The Leased Premises shall be left in a broom-clean condition. If Tenant shall fail to remove its trade fixtures or other property as allowed or required in this Section 12.7, such fixtures and other property not removed by Tenant shall be deemed abandoned by Tenant, and at the option of Landlord shall become the property of Landlord, or at Landlord's option may be removed by Landlord at Tenant's expense plus fifteen percent (15%) as hereinabove provided, or placed in storage at Tenant's expense and liability, or sold or otherwise disposed of, in which event the proceeds of such sale or other disposition shall belong solely to Landlord.

(d) All damages to the Premises or the Property contemplated in this Section 12.7 which are caused by Tenant or its employees, agents, contractors, or invitees shall be repaired to the condition prior to such damages at the expense of Tenant. At Tenant's expense, Landlord shall have the right to replace, or require Tenant to replace, all plate glass, including windows, in or upon the Premises or Property which may be damaged or broken by Tenant or its employees, agents, customers, contractors, licensees or invitees.

SECTION 12.8 LANDLORD'S DEFAULT. If the Landlord is in default under any of the terms or provisions of this Lease, Tenant may give Landlord written notice stating the nature of the default, and Landlord shall have 15 days (or such longer period of time reasonably necessary to cure provided that Landlord diligently pursues the same) after receipt of such written notice within which to cure the default. If Landlord fails to cure such default within such 15 day period, then Tenant may after a second (2nd) written notice to Landlord with specific reference to Tenant's rights under this Section 12.8 and an additional cure period of seven (7) days, at its option, but with no obligation to do so, cure the default, including but not limited to, making any repairs or replacements, or performing any work to be done by Landlord, and Landlord shall on demand reimburse Tenant for all of Tenant's costs and expenses. If Landlord fails to reimburse Tenant within 30 days after written demand therefor, then notwithstanding anything to the contrary contained in this Lease, such amount shall accrue interest at a rate of eight percent (8%) per annum, or Tenant may offset it from amounts due hereunder to Landlord.

SECTION 12.9 LIENS. Tenant shall discharge any lien filed against the Property or any part thereof for work done or materials furnished with respect to the Leased Premises or with respect to Tenant's business or Tenant's use or occupancy of the Leased Premises within ten (10) days after such lien is filed. If Tenant fails to keep this covenant, in addition to any other remedies available to Landlord under this Lease or otherwise, Landlord may at its option discharge such lien, in which event Tenant agrees to pay Landlord a sum equal to the amount of the lien thus discharged plus Landlord's internal administrative costs, attorney's fees, expenses and damages thereby caused Landlord (which costs it is hereby agreed shall be not less than $1,000.00 per lien discharged).

SECTION 12.10 INTEREST. Whenever this Lease refers to "Interest," same shall be computed at a rate equal to the Prime Rate (as hereinafter defined) plus two percentage points. If, however, payment of Interest at such rate by Tenant (or by the tenant then in possession having succeeded to the Tenant's interest under this Lease) should be unlawful, that is, violative of usury statutes or otherwise, then "Interest" shall, as against such party, be computed at the maximum contract rate payable by such party under applicable law. "Prime Rate" shall mean the rate being charged at the time in question in Greensboro, North Carolina by, at the election of Landlord, either Bank of America or Wells Fargo Bank, for short term (90 day) unsecured loans made to its preferred customers.

SECTION 12.11 LATE PAYMENTS. Should Tenant fail to pay when due any installment of Minimum Annual Rent, or any other sum payable to Landlord under the terms of this Lease, then Interest shall accrue from and after the date on which any such sum shall be due and payable, and such Interest together with a Late Charge (if not paid within the cure period provided herein) of fifty dollars ($50.00) or two percent (2%) of the amount past due, whichever is greater, for each month or part thereof that such failure shall occur and/or continue, to cover the extra expense involved in handling such delinquency, shall be paid by Tenant to Landlord at the time of payment of the delinquent sum. No sum of money payable by Tenant to Landlord under this Lease shall be deemed paid until received by Landlord in immediately collectible form, and any check or draft received for payment which is refused or returned by any bank (or other entity upon which it is drawn) for insufficient funds or for any other reason shall entitle Landlord to recover from Tenant the maximum amount allowable under local law respecting returned checks, but any such returned items shall be treated for other purposes of this Lease as if never tendered to Landlord.

SECTION 12.12 CONSENTS. With respect to any provision of this Lease which either provides or is held to provide that a party shall not unreasonably withhold or unreasonably delay any consent or approval, the other party shall not be entitled (notwithstanding any other provision herein contained to the contrary) to make any claim for, and each party hereby expressly waives, any claim for damages, it being understood and agreed that the sole remedy therefor shall be an action for specific performance.

SECTION 12.13. INTENTIONALLY DELETED.

SECTION 12.14 NOTICES. Whenever notice or other writing in connection with this Lease shall be given to either of the parties by the other, each such notice shall be by hand-delivery, prepaid express mail (overnight delivery) service provided by a nationally recognized carrier or by registered or certified U.S. Mail (postage prepaid) with return receipt requested, at the respective addresses of the parties as contained herein or to such other address as either party may from time to time designate in writing to the other (given in the aforesaid manner). Any notice under this Lease not hand-delivered shall be deemed to have been given upon the next business day following the date it is placed in the U.S. Mail service in the aforesaid manner or otherwise when actually received or refused by the addressee.

SECTION 12.15 BROKER. Tenant warrants and represents that no broker other than Cushman & Wakefiled was involved on its behalf in negotiating or consummating this Lease, and Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims for brokerage commissions arising out of any communications or negotiations had by Tenant with any other broker or agent regarding the Leased Premises or any other premises and/or the consummation of this Lease or any other proposed transaction. Landlord agrees to compensate Cushman & Wakefield pursuant to the terms of a separate brokerage agreement.

SECTION 12.16 SHORT FORM LEASE. Tenant agrees not to record this Lease without the express written consent of Landlord, and each party agrees to execute, acknowledge and deliver at any time after the date of this Lease, at the request of the other party, a short form Lease suitable for recording, and each party shall be authorized to record the same.

SECTION 12.17 ENTIRE AND BINDING AGREEMENT. This Lease contains all of the agreements between the parties hereto, and it may not be modified in any manner other than by agreement in writing signed by all the parties hereto or their successors in interest. The terms, covenants, and conditions contained herein shall inure to the benefit of the personal representatives, successors and permitted assigns of each party hereto. All obligations herein provided shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Tenant acknowledges that neither Landlord, nor any agent of Landlord, nor any broker has made any representations to or agreements with Tenant respecting the Property which are not contained in this Lease.

SECTION 12.18 PROVISIONS SEVERABLE. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, and/or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

SECTION 12.19 INTERPRETATION / GOVERNING LAW. The captions contained herein are for convenience and reference only and shall not be deemed as part of this Lease or construed as in any manner limiting or amplifying the terms and provisions of this Lease. Underlined language shall have the same meaning as if not underlined, the underlining being only for convenience of the parties. Whenever herein used, the singular shall also apply to the plural and vice versa, and words of any gender shall also apply to each other gender, as the context or circumstance shall reasonably require. This Lease shall be governed by the laws of the State of North Carolina, and the venue for any legal action filed in connection herewith shall be the county in which the Leased Premises are located.

SECTION 12.20 LEGAL EXPENSES. In the event that any litigation is maintained by Landlord or Tenant concerning any provision of this Lease or to enforce any rights of such party respecting the duties of the other party in connection with the Leased Premises, the nondefaulting party shall be entitled to recover from the defaulting party such court costs and

reasonable attorney fees as may be awarded by a court of competent jurisdiction over the matter.

SECTION 12.21 (INTENTIONALLY DELETED)

SECTION 12.22 OPTION TO EXTEND. Provided that Tenant has not been, nor is in default of any of the terms and conditions of this Lease beyond the expiration of any applicable cure period irrespective of Landlord's subsequent action or inaction with respect to that particular default, Tenant shall have two (2) five-year renewal option(s) to extend the Term. Each shall be on the same terms and conditions as herein provided, except that the Minimum Annual Rent shall increase as follows:

First Option Period	PSF Rent	Annual Rent	Monthly Installment
Year One	$ 22.71	$ 1,135,493.30	$ 94,624.44
Year Two	$ 23.16	$ 1,158,203.17	$ 96,516.93
Year Three	$ 23.63	$ 1,181,367.23	$ 98,447.27
Year Four	$ 24.10	$ 1,204,994.58	$ 100,416.21
Year Five	$ 24.58	$ 1,229,094.47	$ 102,424.54

Second Option Period	PSF Rent	Annual Rent	Monthly Installment
Year One	$ 25.07	$ 1,253,676.36	$ 104,473.03
Year Two	$ 25.57	$ 1,278,749.88	$ 106,562.49
Year Three	$ 26.09	$ 1,304,324.88	$ 108,693.74
Year Four	$ 26.61	$ 1,330,411.38	$ 110,867.61
Year Five	$ 27.14	$ 1,357,019.61	$ 113,084.97

In order to exercise its option(s), Tenant must give Landlord written notice at least one hundred eighty (180) days but no more than two hundred ten (210) days prior to the end of the Term [or first extension period, as appropriate]. In addition, the right to exercise the option(s) granted in this section shall become null and void and of no further force and effect if not exercised in strict accordance with the requirements set forth herein.

SECTION 12.24 CONFIDENTIALITY. Tenant covenants and agrees that the terms of this Lease are to be kept strictly confidential. Disclosure of any of the terms of the Lease, including, but not limited to Minimum Annual Rent, additional rent and any other financial term of the Lease by Tenant or any authorized third party to any unauthorized third party shall constitute a default under the terms of the Lease. Authorized third parties shall be limited to the officers, directors, principals, partners, proprietors or member/managers of the Tenant, as appropriate, and financial or legal advisors who have agreed in writing to also keep such information confidential. This confidentiality provision shall survive the termination of the

Lease. Notwithstanding the foregoing, nothing in this Section 12.24 shall (i) limit Tenant's rights to enforce the terms of this Lease, including seeking legal remedy regarding the same or (ii) restrict any disclosure required by law.

SECTION 12.25 RIGHT OF FIRST OFFER. (a) Provided Tenant is not and has not been in default of this Lease beyond any applicable notice and cure period, the Tenant shall have a right of first offer to lease any office space owned by Landlord that is available or becomes available and is located within one (1) mile of the Leased Premises ("ROFO Space"), as more fully provided below (the "Lease ROFO"). .

(b) Landlord shall provide written notice to the Tenant that ROFO Space is, has become available ("Lease ROFO Notice"), which notice shall state (i) that the Landlord intends to market and lease the ROFO Space, (ii) Landlord's proposed lease rates and term for the ROFO Space ("Offer Price") and other such terms and conditions as Landlord may require with respect to the proposed lease of the ROFO Space, and (iii) such notice is being given pursuant to this Section 12.25. Within fifteen (15) days after Tenant's receipt of the Lease ROFO Notice, the Tenant may, by written notice to Landlord (the "Acceptance Notice"), agree to Lease the ROFO Space on the terms and provisions and for the Offer Price contained in the Lease ROFO Notice or; provided that the Rent Commencement Date on the ROFO Space in the Acceptance Notice shall not be less than the later of thirty (30) and not more than ninety (90) days from the date of the Acceptance Notice. If the Tenant fails to deliver an Acceptance Notice to the Landlord within such fifteen (15) day period, the Tenant shall be deemed to have declined to lease the Property.

(c) If the Tenant fails to timely submit an Acceptance Notice or if Tenant declines to accept Landlord's Lease ROFO Notice, the Landlord shall be free to market and lease the previously noticed ROFO Space to a third party free and clear of the Tenant's Lease ROFO upon substantially the same terms and conditions as the Lease ROFO Notice, provided, however, that if Landlord may not accept an offer to lease the ROFO Space that is more than ten percent (10%) less rent than the Offer Price for the same length of lease term contained in the original Offer Notice without first offering the Property for lease to Tenant at the reduced offer price, pursuant to the same terms, conditions and timetables contained herein.

(d) If the Tenant timely accepts the offer to lease the ROFO Space as set forth in the Offer Notice (or subsequent Offer Notice, as the case may be), then the Landlord and Tenant shall enter into a Lease Agreement for the ROFO Space at the terms and conditions set forth in the Offer Notice and on terms substantially similar to this Lease Agreement. Should the parties fail to enter into a Lease Agreement for the ROFO Space, within thirty (30) days of the Acceptance Notice the Landlord shall be free to market and sell the previously noticed ROFO Space to a third party free and clear of the Tenant's Lease ROFO upon substantially the same terms and conditions as the Lease ROFO Notice, provided, however, that if Landlord may not accept an offer to lease the ROFO Space that is more than ten percent (10%) less rent than the Offer Price for the same length of lease term contained in the original Offer Notice or, if less, the Counteroffer without first offering the Property for lease at the reduced offer price, pursuant to the same terms, conditions and timetables contained herein.

SECTION 12.26 PUBLIC INCENTIVES. Landlord shall reasonably cooperate with any and all efforts of Tenant to qualify and obtain governmental incentives with respect to its lease of the Premises and any Tenant's Improvements to be completed pursuant to the terms of this lease, including the Rural Building Reuse Program administered by the State of North Carolina (the "Program") at no material cost to the Landlord. Nothing herein shall be implied as to require Landlord to pledge the Property as security for any such governmental incentives and Landlord shall not be required to grant a mortgage or deed of trust upon the Property.

SECTION 12.27 INDEMNIFICATION OF PUBLIC INCENTIVE OBLIGATION. Landlord and Tenant acknowledge that Tenant has applied to the North Carolina Department of Commerce for a Rural Economic Development Grant in the amount of $475,000.00 (the "Grant") with the Guilford County (the "Governmental Unit") which is yet to be approved and the terms and conditions of the Grant are yet to be finalized and provided to Landlord and Tenant. It is the understanding of Landlord and Tenant that the Grant shall be made in the form of a forgivable loan to the Landlord and that the forgiveness of the indebtedness of the Grant is based upon job creation and other metrics which are within Tenant's control (the "Forgiveness Thresholds"). Failure of the Tenant to meet the Forgiveness Thresholds may expose Landlord to payment obligations and other costs should Landlord become liable for the repayment of any portion of the Grant, Tenant shall indemnify Landlord and forever hold Landlord harmless from and against any liability, loss, cost, damage or expense, including, but not limited to, reasonable attorneys' fees, arising out of or related to in any way the Grant. In that the exact terms and provisions of the Grant are not yet known to Landlord and Tenant, Landlord and Tenant do hereby covenant and agree to revise, supplement or amend the foregoing indemnity as necessary to fully and completely indemnify and hold Landlord harmless once the full terms and provisions of the Grant are known to Landlord and Tenant, it being the specific understanding of the Landlord and Tenant that all costs, fees, and obligations arising from and out of the Grant shall be assumed and/or indemnified by Tenant. The foregoing indemnity is given to Landlord by Tenant as an inducement to Landlord to enter into this Lease and to cooperate in the application for the Grant. By Supplemental Agreement among the Landlord, Tenant and Governmental Unit, the Grant shall not be paid until the Forgiveness Thresholds have been met. Until the Forgiveness Thresholds are met and the Grant is paid to Landlord without any obligation of Landlord to re-pay such amounts to the Governmental Unit, subject to the following sentence, Tenant shall be liable for the payment of the full amount of the Excess Construction Costs without consideration of or set-off for the Grant amount. After the Forgiveness Thresholds are met and the fully-forgivable Grant is paid to Landlord, without any obligation of Landlord to re-pay such amounts to the Governmental Unit, Tenant shall receive a credit for the Grant amount which will first be attributed to (a) cure any financial arrearage or default of the Tenant, then (b) any Excess Construction Costs yet unpaid by Tenant, and finally (c) to the extent Landlord has received amounts in excess of (a) and (b) with respect to the Grant, the difference shall be paid to Tenant within thirty (30) days of Landlord's actual receipt of the funds, unless the parties agree to apply a portion or all of such excess funds a credit against any future obligation of Tenant under the terms and conditions of this Lease Agreement. . This indemnification obligation will survive the expiration or earlier termination of the Lease.

SECTION 12.28 – CAPITALIZATION CONTINGENCY. Landlord and Tenant further acknowledge that the Tenant is in the process of raising capital to meet Tenant's obligations under this Lease, including, but not limited to the payment for construction of Tenant's Improvements above the Tenant Allowance and the payment of Tenant's Minimum Annual Rent and Additional Rent under the terms of this Lease Agreement. Tenant understands and acknowledges that Landlord requires that Tenant demonstrate to Landlord sufficient capital funds available to meet Tenant's financial obligations prior to undertaking any obligations under this Lease. Within 120 days of full execution of this Lease (the "Contingency Period"), Tenant shall deliver evidence satisfactory to Landlord demonstrating sufficient immediately available capital funds sufficient to pay for Tenant's portion of Tenant's Work and Tenant's initial operation in the Leased Premises, including, but not limited to: net proceeds from one or more capital raise events in the form of cash and cash equivalents in the amount of at least $12,000,000 without any restriction on use or repayment obligations (the "Capital Raise"). Should Tenant fail to complete the Capital Raise and provide Landlord with evidence of the Capital Raise prior to the end of the Contingency Period, either party shall have the option to terminate this Lease by delivering written notice to the other party of its election to terminate no later than fifteen (15) days following expiration of the Contingency Period, and upon either party's election to terminate, this Lease shall no longer be of any force and effect, and the parties shall have no further duty hereunder except those that specifically survive the termination of the Lease. In the event that either party terminates this Lease pursuant to the terms of this Section 12.28, Landlord may recover from Tenant, in addition to all other amounts owing prior to the date of termination under this Lease, an amount equal to the actual out of pocket costs incurred by Landlord, including but not limited to reasonable attorneys' fees, leasing commissions (if any), plan preparation and other costs (inclusive of costs to third parties who are affiliated with Landlord), Landlord has incurred in association with negotiating this Lease and preparing for Tenant's occupancy. Prior to the termination of this lease pursuant to this Section 12.28, Landlord shall provide Tenant with advance notice of third party costs to be incurred by Landlord for which Landlord may seek reimbursement in the event this Lease is so terminated.

[END OF PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written, each acknowledging receipt of an executed copy hereof.

ATTEST:

Landlord:
KOURY CORPORATION
By: Koury Corporation, General Partner

(Assistant) Secretary

(Vice) President

[CORPORATE SEAL]

KOURY CORPORATION CORPORATE SEAL NORTH CAROLINA

Tenant: **GUERRILLA RF, INC.**

(Seal)
(Vice) President

STATE OF NORTH CAROLINA

COUNTY OF GUILFORD

I, Autumn C. Schubert, a Notary Public of said county and state, do hereby certify that Douglas M. Heberle personally appeared before me this day and acknowledged that he is the (Assistant)Secretary of Koury Corporation, and that by authority duly given and as the act of the corporation on behalf of **KOURY CORPORATION** in its capacity as General Partner thereof, the foregoing Office Space Lease Agreement was signed in its name by its (Vice)President, sealed with its corporate seal and attested by him as its (Assistant)Secretary.

WITNESS my hand and official seal this 15th day of July, 2021.

[OFFICIAL SEAL]

AUTUMN C SCHUBERT
NOTARY PUBLIC
STOKES COUNTY, NC

Autumn C. Schubert
Notary Public (Signature)

Autumn C. Schubert
Notary Public (Print Name)

My Commission Expires:

December 5, 2023

****

STATE OF NORTH CAROLINA

COUNTY OF DAVIDSON

I, LINN CALLAHAN GLASCOCK, a Notary Public of said county and state, do hereby certify that RYAN PRATT personally came before me this day and acknowledged that he/she is the (Vice) President of **GUERRILLA RF, INC.** and that by authority duly given and as an act of the corporation, the foregoing Office Space Lease Agreement was signed in its name by him/her in such capacity.

WITNESS my hand and official seal this 12 day of July, 2021.

[OFFICIAL SEAL]

Linn Callahan Glascock
Notary Public (Signature)

LINN CALLAHAN GLASCOCK
Notary Public (Print Name)

My Commission Expires:

10-8-2025

Linn Callahan Glascock
NOTARY PUBLIC
Davidson County, NC
My Commission Expires: October 8, 2025

4822-0138-5704.v14

EXHIBIT A

LEASE PREMISES

[See Attached]



Exhibit A

Pisgah Church Road, Greensboro, NC

KOURY CORPORATION
BUILDER & DEVELOPER
2275 VANSTORY STREET
GREENSBORO, NORTH CAROLINA, 27403

EXHIBIT A-1

COMMON AREAS
(Site Plan)

[See Attached]



Exhibit A-1

Pisgah Church Road, Greensboro, NC

KOURY CORPORATION
BUILDER & DEVELOPER
2275 VANSTORY STREET
GREENSBORO, NORTH CAROLINA, 27403

EXHIBIT "B"

CONSTRUCTION OF UPFIT/RETROFIT OF LEASED PREMISES

SECTION 1.1 BUILDING IMPROVEMENTS AND TENANT'S IMPROVEMENTS. (a) Landlord shall construct the Building Improvements and the Tenant's Improvements to the Leased in accordance with the construction plans and specifications prepared or to be prepared by Stitch Design, or other architect mutually agreed upon in writing by the Landlord and Tenant (the "Architect") (sometimes referred to as the "Construction Plans" or the "Plans"). The parties acknowledge that Landlord and Architect have already initiated work with Architect to produce Design and Development Construction Plans for the Tenant's Improvements. The "Building Improvements" shall include (i) a complete renovation of the exterior of building such that it is completed in a manner consistent with the renderings and descriptions set forth in the document entitled "Shelby Building; Exterior Cladding Review" prepared by Stitch Design Shop attached hereto as Exhibit B-1, as the same may be updated by mutual agreement of both parties, (ii) demolition work of all existing interior office improvements, (iii) renovation of all common-use restrooms, (iv) renovation of all elevator cabs, (v) new standard office blinds, and (v) the provision of HVAC systems in good and working condition for general office use; provided, however, that any additions or upgrades to the HVAC system required by Tenant's use shall be part of Tenant's Improvements. All Building Improvements shall be completed in a manner consistent with Class A office standards, and Tenant shall be given the opportunity to comment on additional plans incorporating the Building Improvements. The Tenant's Improvements shall include all other upfit work required to prepare the Leased Premises for Tenant's Use (excluding Tenant's Work below). The Tenant Improvement Plans shall be subject to approval by both Landlord and Tenant, and Landlord and Tenant shall negotiate in good faith the approval of all such Plans consistent with the terms of this Lease and this Exhibit B and prior negotiations between the parties. In the event either party determines, after good faith negotiations consistent with the terms herein, that the parties have reached an impasse on the negotiation of the Plans for the Tenant Improvements, the sole remedy shall be termination of the Lease. Completed Design and Development plans and specifications for Tenant's Improvements shall be attached hereto as Exhibit B-2 and shall be incorporated herein as part of the Lease. In the event there are additional Design and Development plans with respect to the Building Improvements agreed upon by the parties, or if such Plans are amended by mutual agreement of the parties, such additional plans or amendments shall be attached to and supplement Exhibit B-1. Landlord and Tenant contemplate that the Building Improvements and Tenant's Improvements will provide for the completion of the Leased Premises (and the common areas serving the Leased Premises) on a turn-key basis such that the Leased Premises will be complete and ready for Tenant's immediate use and occupancy without the need for additional improvements or construction work other than for the installation by Tenant of Tenant's communications, computer and other equipment cabling, wiring and the installation by Tenant of Tenant's equipment, furniture and furnishings ("Tenant's Work"). Landlord shall perform the Building Improvements at Landlord's cost and expense. Landlord shall perform the Tenant's Improvements and provide Tenant with a $60 per square foot allowance for Tenant's Improvements (the "Tenant Allowance"). Any costs of construction related to Tenant's Improvements which exceed the Tenant Allowance up to an additional $10.00 per square foot shall be amortized over the initial term of the Lease at a rate of eight percent (8%) annually on a cumulative compound basis and paid monthly by Tenant as additional rent. All other excess amounts shall be paid within fifteen (15) days of invoice from

Landlord. The Building Improvements and Tenant's Improvements may be collectively referred to as "Landlord's Work".

(b) Landlord shall use commercially reasonable and diligent efforts to achieve "substantial completion of the Landlord's Work" in accordance with the Plans on or before the date which is two hundred and ten (210) days after the later of (a) the date upon which Capitalization Contingency is satisfied or (b) the date upon which Landlord receives the Building Permits allowing Landlord to commence the construction of the Building Improvements and Tenant Improvements (the "Target Completion Date") as such Target Completion Date may be extended because of Tenant Delay or Force Majeure Delay as provided herein. As used herein, "substantial completion of the Landlord's Work" shall be deemed to have occurred when all of the following requirements have been fulfilled: (i) Landlord shall have caused the Landlord's Work to have been substantially completed in accordance with the Plans except for Punch List Items (as defined below) so that the Leased Premises are immediately available for Tenant's use and occupancy for the permitted uses as set forth in the Lease; (ii) Landlord shall have obtained and delivered to Tenant all governmentally required certificates of occupancy or other comparable governmental authorizations and permits as may be necessary so that Tenant may lawfully occupy and use the Leased Premises for the permitted uses, and all such certificates, permits and authorizations shall be unconditional and final ; (iii) Landlord and Landlord's Contractor (as defined below) shall have issued to Tenant a certification in the form of a certificate of substantial completion that the Landlord's Work has been substantially completed in accordance with the Plans; (iv) all utilities serving the Leased Premises shall have been installed and shall be operational to the extent that the installation of such utilities is provided for in the Plans; and (vii) representatives of Landlord and Tenant shall have inspected the Landlord's Work and shall have developed a list of Punch List items which are in need of completion, repair or adjusted as contemplated in subsection M below. Upon the achievement of substantial completion of the Tenant's Improvements, Landlord shall tender possession of the Leased Premises to Tenant and Tenant shall be entitled to possession of the Leased Premises.

(c) With respect to the planning, design and construction of the Landlord's Work, Landlord hereby designates Blake Jones as "Landlord's Representative" and Tenant hereby designates Ryan Pratt as "Tenant's Representative." Tenant hereby confirms and agrees that Tenant's Representative has full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the planning, design and construction of the Landlord's Work, including without limitation reviewing and approving Change Orders. Landlord hereby confirms and agrees that the Landlord's Representative has the full authority to act on behalf of the Landlord and to bind the Landlord with respect to all matters pertaining to the planning, design and construction of the Landlord's Work, including without limitation reviewing and approving Change Orders. Either party may change its designated representative upon five (5) days prior written notice to the other party.

(d) The parties have engaged or will engage the Architect who will prepare the Plans and Specifications for the Building Improvements and the Tenant's Improvements and who shall act as the architect in connection with the design. All fees due to the Architect related to the Tenant's Improvements shall be considered part of the Tenant Allowance and deducted therefrom.

(e) Landlord shall be solely responsible for obtaining all governmental authorizations, permits, approvals, and consents as may be necessary or appropriate in order to authorize and permit the construction of the Landlord's Work in accordance with the Plans (collectively, the

"Building Permits") and in order to authorize and permit Tenant lawfully to occupy the Leased Premises for general office purposes (the "Occupancy Permits"). Upon the substantial completion of the Landlord's Work, Landlord shall obtain and deliver to Tenant all Occupancy Permits as may be necessary or appropriate in order to permit Tenant lawfully to use and occupy the Leased Premises for general office purposes. The cost of obtaining Building Permits for the Tenant's Improvements shall be considered part of the Tenant Allowance and deducted therefrom.

(f) At least ninety (90) days prior to the Target Commencement Date, Tenant shall select (and notify Landlord in writing) the finishes to be used in the below-ceiling construction of the Premises, and upon approval of same by Landlord (not to be unreasonably withheld), such finish specifications shall become a part of (incorporated into) the Tenant Improvement plans and specifications. Any other changes to the Plans shall require the written approval of Landlord (which Landlord shall not unreasonably withhold, condition or delay) and of Tenant. Notwithstanding any other provision hereof, Landlord shall not be entitled to any changes in the Plans unless the change is required by the City of Greensboro in connection with the issuance of the Building Permits or in connection with the inspection of the Landlord's Work, in which event any such changes shall be subject to Tenant's approval which approval shall not be unreasonably withheld, conditioned or delayed. In addition, Landlord shall not permit any material deviation from the Plans in the construction and completion of the Landlord's Work unless such deviations are provided for in a change order approved by both Landlord and Tenant. If Tenant desires any change in the Plans relative to the Tenant's Improvements such changes may be requested only by the delivery to Landlord by Tenant of a proposed written "Change Order" specifically setting forth the requested change. Landlord shall respond to any change order requested by Tenant promptly. If Landlord approves a proposed Change Order requested by Tenant, Landlord shall submit to Tenant, the following items: (i) a summary of any additional costs that Landlord will incur, if any, as the result of such Change Order (the "Change Order Costs"); and (ii) a statement of the number of days of any delay beyond the Target Completion Date, if any, that are reasonably estimated to result from the Change Order (the "Change Order Delay"). The Change Order Costs shall include the additional actual out of pocket costs to Landlord, if any, resulting from the Change Order plus fifteen percent (15%) of such costs as contractors' overhead and profit allocation, all to be paid by Tenant upon substantial completion of Landlord's Work. Tenant shall have three (3) business days after its receipt of such items from Landlord to approve the Change Order Costs and the Change Order Delay in writing. Landlord shall, promptly following receipt of Tenant's approval of the Change Order Costs and Change Order Delay, execute the Change Order. If Tenant fails to respond to Landlord within said three (3) business day period, the Change Order Costs and the Change Order Delay shall be deemed disapproved by Tenant. If Landlord requests any changes in the Plans, then Tenant shall respond to such request promptly, and if Tenant grants its approval of such changes, Landlord alone shall be responsible for all costs, expenses and delays associated with such change. If the change requested by Landlord is a change that is required by the jurisdiction having authority over the work either in connection with the issuance of the Building Permits or in connection with the inspections and approvals of Landlord's Work, then Landlord shall indicate such fact in its request to Tenant for the change, and if Tenant has not approved the requested change within five (5) business days of Landlord's request, then Tenant shall be deemed to have approved the change requested by Landlord.

(g) Landlord agrees that Landlord will engage Koury Construction Services, LLC to be the general contractor for the construction of the Landlord's Work (the "Landlord's Contractor")

and Landlord represents that Landlord's Contractor is a licensed general contractor with all licenses necessary to act as the general contractor with respect to the construction of the Landlord's Work. Landlord will enter into an industry standard commercial Cost-Plus construction contract with Landlord's Contractor in connection with the Landlord's Work consistent with the requirements of this Lease (the "Construction Contract"). The Construction Contract shall (i) require that the Landlord's Work be completed in accordance with the Plans, (ii) contain standard industry terms, including warranties with respect to the work completed and materials provided and (iii) identify Tenant as a third party beneficiary with respect to such warranties and similar entitlements in the Construction Contract. Landlord shall enforce all rights it has with respect to repairs and warranty work to the extent reasonably requested by Tenant. Landlord shall provide Tenant with the proposed Construction Contract prior to entering into the same and shall consider in good faith Tenant's comments and feedback with respect to the same.

(h) Landlord shall be initially responsible for paying all costs and expenses associated with the completion of the Landlord's Work in accordance with the Plans, including Change Orders requested and approved by Tenant as set forth above. Landlord shall provide to Tenant invoices and other substantiation verifying the amount of Landlord's Work, and Tenant shall be permitted to review Landlord's records with respect to Landlord's Work. All costs attributable to the Tenant's Improvements under the Construction Contract, including Tenant-approved Change Orders, shall be repaid to Landlord pursuant to the terms of the Article III of the Lease.

(i) Tenant shall, at Tenant's expense, contract for and be responsible for the completion of all communications, computer and other equipment cabling, wiring (other than such electrical wiring and installations as are provided for in the Plans) and other work associated with the installation of Tenant's computer and communications equipment and the installation of Tenant's furniture and furnishings in the Leased Premises to the extent such work is not provided for in the Plans. In addition, Tenant shall be solely responsible for arranging any movable work stations and/or other furniture and equipment to be utilized in the Leased Premises in the manner required by local fire codes.

(j) Landlord shall cause Landlord's Contractor to schedule and conduct progress meetings in order to review and discuss the progress and status of the Landlord's Work (the "Meetings") provided that such Meetings shall not be required any more frequently than once per week. Tenant shall designate in writing the person or persons appointed by Tenant to attend the Meetings, and such designated party shall be entitled to be present at and to participate in the discussions during all such Meetings. At such meetings, Landlord shall provide Tenant with such information about the status of the construction of the Landlord's Work as Tenant may reasonably request, shall answer Tenant's reasonable questions about the status of such construction and shall provide Landlord's best estimate of any change in the date on which Landlord will achieve substantial completion of the Landlord's Work. In addition to the Meetings, Tenant or its agents, architects and contractors shall have the right at any and all reasonable times to conduct inspections with respect to the Landlord's Work and the Leased Premises for the purposes of reviewing whether the Landlord's Work is being constructed in accordance with the Plans, as amended by any approved Change Orders. Tenant agrees to protect, hold harmless and indemnify Landlord from all claims, demands, costs and liabilities (including reasonable attorneys' fees) arising from Tenant's or Tenant's agents entry onto the Property or the Leased Premises for the purpose of

conducting inspections, except for such claims arising in whole or in part from Landlord's intentionally wrongful act or negligence.

(k) As used herein, "Tenant Delays" means any delay in the Landlord's achievement of substantial completion of the Landlord's Work resulting from or caused by any of the following: (i) Change Order Delays with respect to Change Orders requested by Tenant; (ii) Tenant's failure to timely perform any of Tenant's obligations pursuant to this Exhibit B, including without limitation Tenant's failure to grant approvals required from Tenant hereunder or to take any other action within the time specified for the taking of such action; and (iii) any delay arising or resulting from Tenant's inspections of the status of the Landlord's Work. "Force Majeure Delays" as used herein shall mean delays in Landlord's achievement of substantial completion of the Landlord's Work resulting from causes beyond the reasonable control of Landlord, including without limitation delays caused by fire, floods, unusual weather conditions, earthquakes, natural disasters, strikes, lockouts or other labor disputes, civil disturbance, war, riots, sabotage, Acts of God, mandated government shut-downs, failure or inability to secure materials, supplies or labor through ordinary sources (but excluding delays caused by Landlord's financial inability). The Target Completion Date shall be extended one day for each day of Tenant Delay or Force Majeure Delay provided that if Tenant Delay and Force Majeure Delay are occurring concurrently, the permitted delay shall not be double counted.

(l) When Landlord believes that the Landlord's Work has been substantially completed in accordance with the Plans and any approved Change Orders and following Landlord's receipt from the Architect and the Landlord's Contractor of a certificate of substantial completion, Landlord shall schedule a joint walk-through of the Leased Premises by representatives of Landlord and Tenant to determine whether the Landlord's Work has in fact been substantially completed except for Punch List Items as defined below. If Landlord and Tenant agree that the Landlord's Work has been substantially completed in accordance with the Final Plans and any approved Change Orders except for Punch List Items, Landlord and Tenant shall jointly prepare a list (the "Punch List") of those items which are in need of additional work or in need of repair, replacement, correction or adjustment (the "Punch List Items"); provided, however the Punch List Items shall be limited to items of a non-material nature which will not individually or in the aggregate interfere with Tenant's use and occupancy of the Leased Premises Any disagreement concerning whether the Landlord's Work has been substantially completed in accordance with the Plans shall not delay the preparation of the Punch List or extend the time period for the cure by Landlord of the Punch List Items or delay the Commencement Date. Landlord shall use commercially reasonably and diligent efforts to cause the Punch List Items to be finished, repaired, replaced, or corrected within thirty (30) days from the date of the Punch List walk-through. If Landlord fails to complete or correct the Punch List Items within the time period permitted for such completion and such failure continues for a period of thirty (30) days following written notice of such failure from Tenant which notice shall refer to Tenant's rights under this provision, Tenant shall have the right and option to cause the Punch List Items to be completed or corrected, and Landlord shall, within thirty (30) days of Tenant's demand, reimburse Tenant for all costs and expenses reasonably incurred by Tenant in causing such Punch List Items to be completed or corrected.

(m) All of the Landlord's Work shall be performed in a good workmanlike manner and shall not be in violation of any applicable building codes and the requirements of the Americans With Disabilities Act ("ADA").

(n) Provided that such entry does not interfere with the pursuit of the Landlord's Work, Tenant, its agents, employees and contractors, shall have the right to enter the Leased Premises prior to the achievement of substantial completion of the Landlord's Work and the tender of possession to Tenant for the purposes of obtaining information and installing communications, computer and similar equipment (including without limitation cabling and wiring) necessary in connection with Tenant's occupancy of the Leased Premises and to make other installations of trade fixtures and personal property as may be reasonably acceptable to Landlord.

Section 1.2 Agreements Concerning Sections 5.2, 8.1 and 8.2 of the Lease. For the purposes of construing Landlord's obligations under Sections 5.2, 8.1 and 8.2 of the Lease, the Landlord's Work referred to in said Sections shall be deemed to refer to the Leased Premises in the condition existing at the time of Landlord's tender of possession of the Leased Premises to Tenant with substantial completion of the Landlord's Work (as defined in this Exhibit B) having been achieved.

SECTION 1.3 SIGNAGE. All signs, including design and materials, are subject to Landlord's prior approval and shall conform to Landlord's criteria as shown in the attached Exhibit C. Tenant shall present three (3) shop drawings of its proposed signage to Landlord for review and approval.

SECTION 1.4 CONSTRUCTION BY TENANT. (a) Tenant shall at Tenant's sole cost and expense provide for all Tenant's exterior signage and make reasonable attempts to have such completely installed prior to opening for business to the public. No other or subsequent construction shall be commenced by Tenant prior to Tenant's compliance with the requirements of this Exhibit and Landlord's written authorization and consent to the commencement of work in the Leased Premises. All construction work shall comply with applicable building, fire and underwriter's codes and shall be performed in a workmanlike manner.

(b) Anything in this Exhibit to the contrary notwithstanding, all roof penetrations and roof restoration, except where performed by Landlord as part of Landlord's Work, as well as the installation of all structural supports shall be performed at Tenant's expense by such roofing contractor as Landlord may reasonably designate.

(c) Tenant's general contractor and major subcontractors shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant and Tenant's contractor shall comply with the requirements set forth in this Subsection (c). Tenant and Tenant's Contractor shall enter into a construction contract in which the contractor agrees to perform Tenant's work required hereunder. Said contract shall be subject to Landlord's prior written approval. Said contract shall provide, among other things, as follows:

(i) That notwithstanding anything contained in the Contract Documents to the contrary, the Contractor will perform the work and furnish the materials required therefor on the sole credit of Tenant; that no lien for labor or materials will be filed or claimed by the Contractor against the Project premises of which the Leased Premises are a part or against the Leased Premises; that the Contractor will discharge any such lien filed or claims by any person or entity that furnishes labor or materials to the Leased Premises; and that the Contractor will indemnify and save Landlord harmless from any and all costs and expenses, including reasonable attorney's fees, suffered or

incurred as a result of any such lien that may be filed or claimed in connection with or arising out of the work;

(ii) That the Contractor shall furnish Tenant and Landlord with certificates of insurance setting forth the following minimum coverages: (A) worker's compensation and employer's liability insurance in accordance with the laws of North Carolina, but with limits of not less than $100,000.00 each accident, $100,000 disease – each employee, and $500,000 disease – policy limit; (B) comprehensive general liability - $1,000,000 each occurrence and $2,000,000 general aggregate (C) comprehensive automobile liability - $500,000 combined single limit; (D) umbrella liability - $2,000,000 and (E) Builder's Risk Insurance in the full amount of the contract;

(iii) That the Contractor shall be responsible from the time of his execution of the agreement or from the time of the beginning of the first work, whichever shall be earlier, for all injury or damage of any kind resulting from the work to persons or property. In addition to the liability imposed upon the Contractor on account of personal injury (including death) or property damage suffered through the Contractor's negligence, which liability is not impaired or otherwise affected hereby, the Contractor shall assume the obligation to save the Landlord harmless and to indemnify the Landlord from every expense, liability, or payment arising out of or through injury (including death) to any person or persons or damage to property of any person at any place in which work is located arising out of or suffered through any act or omission of the Contractor or any Subcontractor, or any one either (A) directly or indirectly employed by or (B) under the supervision of any of them in the prosecution of the work; and

(iv) That the Contractor shall at all times keep the Leased Premises and common areas free from accumulation of waste materials or rubbish caused by its operations. The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the work and shall take all necessary precautions for the safety of, and shall provide all necessary protection to prevent damage, injury or loss to (A) all employees on the work and other persons who may be affected thereby, including without limitation licensees and invitees of the Project and other tenants in the Project, (B) all the work and other materials and equipment to be incorporated therein, and (C) other property at the site or adjacent thereto. Such precautions shall include, but shall not be limited to, the furnishing of guard rails, barricades and the securing of the Leased Premises.

(d) Failure of the Tenant to ensure that Tenant's Contractor, subcontractors, their agents and employees comply with the terms of this Section 1.4 shall be a default under the Lease Agreement.

[END OF PAGE]

EXHIBIT B-1

EXTERIOR RENOVATIONS

[See Attached]

Shelby Building

Exterior Cladding Review

Exterior Studies

June 28, 2021

STITCH


Existing brick veneer
Millennium Forms metal cladding system, Large Cupped Tile attached to substructure as required. Finish: Zalmag, color: Black
Turn metal framing and panels back at edges and extend to 3' 0" from inside face of parapet, typ.
Fiberon wood-look fiber cement plank cladding with 6" exposure over light gauge framing as required. Color: Ipe
Existing brick sill cut to slab and infilled with new storefront to match existing with (2) double storefront doors as part of Guerrilla upfit. (Typical in all schemes, even where not shown)
Custom steel framed awning suspended from concealed structure as required, under corrugated & perforated steel deck. Finish to match Zalmag cladding, structure painted SW 7069 Iron Ore
Millennium Forms metal cladding system, Large Cupped Tile attached to substructure as required. Extend panels 24" above parapet, typ. Finish: Zalmag, color: Black
New thermally broken 2" x 4 1/2" aluminum storefront windows. Frame finish color: Dark Bronze

STITCH DESIGN SHOP

Exterior Option 01


Millennium Forms metal cladding system, Large Cupped Tile attached to substructure as required. Finish: Zalmag, color: Black
Fiberon wood-look fiber cement plank cladding with 6" exposure over light gauge framing as required.
Existing brick veneer
Spandrel glass where glass overlaps plenum, typical
New thermally broken 2"x 4 1/2" aluminum storefront windows. Frame finish color: Dark Bronze

STITCH

Exterior Option 01


Millennium Forms metal cladding system, Large Cupped Tile attached to substructure as required. Finish: Zelmag, color: Black
Fiberon wood-look fiber cement plank cladding with 8" exposure over light gauge framing as required. Color: Ipe
Existing brick veneer
New thermally broken 2"x 4 1/2" aluminum storefront windows. Frame finish color: Dark Bronze

STITCH
DESIGN SHOP

Exterior Option 01

EXHIBIT B-2

DESIGN AND DEVELOPMENT PLANS FOR TENANT'S IMROVEMENTS

[To Be Attached]